Exhibit 2.1

Execution Copy

Asset Purchase Agreement

by and between

Burgundy Acquisition Corporation,

a Delaware corporation

and

Wireless Facilities, Inc.,

a Delaware corporation

dated as of July 7, 2007

i

ii

iii

EXHIBITS & SCHEDULES

Exhibits:

Exhibit A	Form of Legal Opinion of Seller’s Counsel
Exhibit B-1	Form of Transition Services Agreement
Exhibit B-2	Form of Transition Services Agreement (Reverse)
Exhibit C	Earnout Agreement
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of General Assignment and Bill of Sale
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Guaranty

Schedules:

Schedule 1.1	Material Adverse Effect
Schedule 2.1.1	Customer Agreements
Schedule 2.1.2	Subcontractor Agreements
Schedule 2.1.3	Transferred Accounts Receivable
Schedule 2.1.4	Property and Equipment
Schedule 2.1.5	Transferred Real Property Leases
Schedule 2.1.6	Transferred Personal Property Leases
Schedule 2.1.7	Owned and Leased Vehicles
Schedule 2.1.8	Transferred Intellectual Property
Schedule 2.1.9	Deposits and Advances
Schedule 2.1.10	Transferred Licenses
Schedule 2.1.11	Books and Records
Schedule 2.1.14	Insurance Policies
Schedule 2.1.17	Dual-Use Contracts
Schedule 2.1.18	Deployment Subcontracting Agreements
Schedule 2.2.12	Retained Assets
Schedule 2.3.3	Excluded Actual Net Working Capital Liabilities
Schedule 2.3.4	Assumed Liabilities
Schedule 4.3	Absence of Restrictions and Conflicts; Consents
Schedule 4.4	Title to Assets; Related Matters
Schedule 4.5	Financial Information
Schedule 4.6	Absence of Certain Changes
Schedule 4.9	Legal Proceedings
Schedule 4.10	Compliance with Laws
Schedule 4.11	Transferred Agreements
Schedule 4.13	Seller Benefit Plans
Schedule 4.14.1	Employees and Contractors
Schedule 4.14.2	Compensation
Schedule 4.14.3	Disputes
Schedule 4.14.4	Compliance with Laws

1

Schedule 4.15	Intellectual Property
Schedule 4.16	Affiliate Transactions
Schedule 4.17.1	Customers
Schedule 4.17.2	Suppliers
Schedule 4.18	Environmental Liability
Schedule 4.19	Permits
Schedule 4.20	Brokers
Schedule 4.21	Bank Accounts
Schedule 4.23	Leased Real Property
Schedule 6.1.6	Increases in Employee Compensation
Schedule 6.1.7	Increases in Employee Benefits
Schedule 6.4.2	LCC Dual-Use Contracts
Schedule 6.5.1	Transferred Employees
Schedule 6.11	Trademarks; Tradenames
Schedule 6.12.2	Retained Books and Records
Schedule 7.1.10	Key Employees
Schedule 7.1.11	Assignment Consents

2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 7, 2007, is made and entered into by and between WIRELESS FACILITIES, INC., a Delaware corporation (“Seller”) and BURGUNDY ACQUISITION CORPORATION, a Delaware corporation (“Purchaser”).  Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser and Purchaser proposes to buy from Seller all of the assets used in the operation of the deployment sub-division of Seller’s Wireless Network Services business segment that provide the following services to the non-government wireless communications industry in the United States: project management, site acquisition, site deployment management, installation and commissioning, and related services for national and regional wireless carriers, original equipment manufacturers and backhaul providers (collectively, the “Business”);

WHEREAS, concurrent with the execution of this Agreement, Guarantor will execute and deliver to Seller the Guaranty; and concurrent with the Closing of the transactions contemplated by this Agreement and pursuant to the terms hereunder, among other things, (1) Purchaser and Seller will enter into the Transition Services Agreement, the Transition Services Agreement (Reverse) and the Earnout Agreement and (2) certain Key Employees shall have accepted Employment Offer Letters with Purchaser; and

WHEREAS, the Board of Directors of Purchaser and the Board of Directors of Seller have each determined that the sale of the Business to Purchaser is in the best interests of their respective equityholders and have agreed to effect the transactions provided for herein upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1                                 Definitions.  The following terms, as used herein, have the following meanings:

“2005 10-K” shall mean the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC.

“Action” has the meaning specified in Section 4.9.

“Actual Net Working Capital as of the Economic Effective Date” has the meaning specified in Section 3.2.2.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning specified in the introductory paragraph above.

“Allocation Notice” has the meaning specified in Section 3.6.

“Alternative Proposal” has the meaning specified in Section 6.7.

“Assignment and Assumption” has the meaning specified in Section 8.2.2.

“Assignment Consent” has the meaning specified in Section 6.4.

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Books and Records” has the meaning specified in Section 2.1.11.

“Business” has the meaning set forth in the Recitals above.

“Business Confidential Information” has the meaning specified in Section 6.10.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in the City of San Diego, CA.

“Business Employees” means Seller’s employees who are directly involved in the conduct of the Business.

“Closing” has the meaning specified in Section 8.1.

“Closing Date” has the meaning specified in Section 8.1.

“Closing Purchase Price” has the meaning specified in Section 3.1.

“COBRA” has the meaning specified in Section 6.5.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning specified in Section 6.10.

“Consent” has the meaning specified in Section 4.3.

“Contract” means any contract, agreement, commitment, arrangement, lease, license agreement, insurance policy, or other instrument, whether written or oral, by which a Person’s assets, business, or operations may be bound or affected, or under which such Person or its assets, business, or operations receives benefits.

“Contractors” has the meaning specified in Section 4.14.1.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customer Agreements” means those contracts listed on Schedule 2.1.1.

“Damages” means all assessments, losses, damages, Liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including interest, penalties, court costs, and reasonable attorneys’, accountants’ and experts’ fees and expenses, net of all amounts actually recovered by a Person pursuant to applicable insurance policies.

“Deployment Subcontracting Agreement” shall mean subcontracting agreements relating to the Business listed on Schedule 2.1.18.

“Deposits and Advances” has the meaning specified in Section 2.1.9.

“Earnout Agreement” means that certain Earnout Agreement by and among the Parties, dated as of the Closing Date, in the form attached hereto as Exhibit C.

“Economic Effective Date” means June 30, 2007.

“Effective Time Payments” has the meaning specified in Section 3.3.1.

“Effective Time Receipts” has the meaning specified in Section 3.3.1.

“Effective Time Statement” has the meaning specified in Section 3.3.1.

“Effective Time Statement Objection Notice” has the meaning specified in Section 3.3.2.

“Effective Time Statement Resolution Period” has the meaning specified in Section 3.3.2.

“Employee Benefit Plan” means with respect to any Person (a)  all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, determined without regard to whether such plan is subject to ERISA), and all other employee benefit arrangement, plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (b) each “pension” plan

(within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each severance, health, vacation, summer hours, supplemental unemployment, hospitalization insurance, medical and dental benefit plan, program agreement or arrangement; and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Offer Letters” has the meaning specified in Section 7.1.10.

“ENS Segment” has the meaning specified in Section 2.2.10.

“Environmental Laws” mean all applicable local, state and federal Laws relating to the protection of the environment, pollution control, human health and safety, product registration or Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Estimated Economic Effective Amount” means $375,000.

“Estimated Net Working Capital as of the Economic Effective Date” has the meaning specified in Section 3.2.1.

“Exchange Act” has the meaning specified in Section 4.3.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“FIRPTA Certificate” has the meaning specified in Section 7.1.7.

“FMLA” has the meaning specified in Section 6.5.1.

“GAAP” means generally accepted accounting principles as applied in the United States of America as of the date hereof.

“GNS Segment” has the meaning specified in Section 2.2.10.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Guaranty” means that certain Guaranty of an Affiliate of Purchaser (the “Guarantor”), attached hereto as Exhibit G.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, use, handling, transport, transfer, release, discharge, spillage, seepage, filtration or disposal of which by Seller in the Business is in any way governed by or subject to any applicable Environmental Law.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” has the meaning specified in Section 10.3.

“Intellectual Property” means all of the following in any country: (a) all issued patents and pending patent applications (including without limitation utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof (collectively, “Patents”); (b) all trade secret rights, proprietary processes, formulae,  discoveries, concepts, ideas, research and development, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals, and other know-how rights (whether at Law, in equity or otherwise), in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents, (c) all copyrights (whether registered or not), applications therefore, moral rights and other rights associated with original works of authorship (whether by statute, common Law or otherwise) (collectively, “Copyrights”); (d) all trademarks (whether registered or not), service marks (whether registered or not), tradenames, brand names, trade dress rights, slogans, logos, Internet domain names, stock ticker symbols, applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (e) all Software, computer systems, content and databases (including CD-ROMs); and (f) the right (whether at Law, in equity by contract or otherwise) to use or otherwise exploit any of the foregoing.

“Interim Period” means the period from the Economic Effective Date through the Closing Date.

“Key Employees” means those Business Employees listed on Schedule 7.1.10.

“Knowledge” of Seller means the actual knowledge, after reasonable inquiry, of Eric DeMarco, Deanna Lund, James Edwards, Laura Siegal, Nick Jacobs and John Vento.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion, or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, issued, published, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“LCC Dual-Use Contract” has the meaning specified in Section 6.4.2.

“Lease” has the meaning specified in Section 4.23.

“Leased Real Property” has the meaning specified in Section 4.23.

“Legal Opinion” has the meaning specified in Section 7.1.5.

“Liability” means, with respect to any Person, any debt, loss, Damage, liability or obligation of such Person of any kind, character or description, and including all costs and expenses relating thereto, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licenses” means all notifications, licenses (excluding licenses to use Intellectual Property), Permits (including environmental, construction and operation Permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions, options, rights of first refusal, and encumbrances of any nature whatsoever.

“Material Adverse Effect” means with respect to a Person any event, change, violation, inaccuracy, circumstance, occurrence, state of facts or effect that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets (including intangible assets), Liabilities, properties, financial condition or results of operations of such Person, taken as a whole, or (b) such Person’s ability to timely consummate the transactions contemplated by this Agreement, provided, however, in determining whether a material adverse effect has occurred or exists, there shall be excluded any effect, condition, event, change or occurrence impacting such Person to the extent caused by: (i) any change in condition in (or affecting) the industry, national or local economy or financial markets in any country in which such Person or any of its Subsidiaries has material operations or sales (with respect to the Seller, so long as the Business is not disproportionately affected thereby); (ii) with respect to the Seller, the taking of any action by Purchaser or any action approved or consented to by Purchaser in writing; (iii) any act of terrorism or war, or any armed hostilities, anywhere in the world and any natural or man-made disaster (with respect to the Seller, so long as the Business is not disproportionately affected thereby); (iv) any events or circumstances resulting from or attributable to the execution or announcement of this Agreement or the pendency of the transactions contemplated hereby; (v) any matter identified as having or reasonably expected to have a Material Adverse Effect as set forth on Schedule 1.1; (vi) material changes in accounting requirements or principles or any material changes in applicable laws or interpretations thereof (with respect to the Seller, so long as the Business is not disproportionately affected thereby); and (vii) any failure by the Business to meet any internal or other estimates, predictions, projections or forecasts of revenue, net income or other measure of financial performance; provided that the exception in this clause (vii) shall not apply to the facts and circumstances underlying any such failure to the extent such facts and circumstances are not otherwise excluded pursuant to the preceding clauses (i) through (vi).

“Material Permits” has the meaning specified in Section 4.19.

“NDA” has the meaning specified in Section 6.10.

“Net Effective Time Receipts” has the meaning specified in Section 3.3.1.

“Net Working Capital” shall mean current assets that are Transferred Assets less current liabilities, other than those liabilities set forth on Schedule 2.3.3.

“Net Working Capital Calculation” has the meaning specified in Section 3.2.2.

“New Lockbox” has the meaning specified in Section 6.15.

“New Target Amount” has the meaning specified in Section 3.2.1.

“Nonassignable Assets” has the meaning specified in Section 6.4.

“Owned and Leased Vehicles” has the meaning specified in Section 2.1.7.

“Party/Parties” has the meaning specified in the introductory paragraph above.

“Patent and Trademark Filings” has the meaning specified in Section 6.14.1.

“Permits” has the meaning specified in Section 4.19.

“Permitted Liens” shall mean (a) Liens for Taxes which are not then delinquent or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP are reflected on the Unaudited Interim Balance Sheet; (b) inchoate and unperfected workers’, mechanics’, vendors’ or similar Liens arising in the ordinary course of business and that are not resulting from a breach, default or violation by Seller or any of its Subsidiaries of any Contract or Law; (c) carriers’, warehousemen’s, suppliers’ or other similar possessory Liens arising in the ordinary course of business so long as such Liens attach only to inventory and that do not result from a breach, default or violation by Seller or any of its Subsidiaries of any Contract or Law; and (d) with respect to any Intellectual Property Rights, all Liens (other than Liens evidencing or securing financial obligations) of any kind evidenced by the documents or other instruments pursuant to which Seller or its Subsidiaries acquired such Intellectual Property Right, provided, however, that no such Lien or Liens, individually or in the aggregate, is reasonably expected to have a Material Adversely Effect on the Business taken as a whole or to materially impair the ability of the Business to use such assets.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Property and Equipment” has the meaning specified in Section 2.1.4.

“Purchaser” has the meaning specified in the introductory paragraph above.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Purchaser Indemnified Parties” means Purchaser and each of its Affiliates, and each of their respective officers, directors, employees, agents, stockholders, members, and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Review Period” has the meaning specified in Section 3.2.2.

“Purchaser’s Objection” has the meaning specified in Section 3.2.2.

“Reimbursable Payments” means, and is limited to, payments made for wages to employees of Seller who are solely engaged in activities of the Business and to vendors who performed services that were solely utilized by the Business.  For the avoidance of doubt, the following payments shall not be deemed Reimbursable Payments: any payment made for debt service, legal costs, wages to employees of Seller who are shared by the Business and other divisions of Seller, rent on facilities that are not exclusively utilized by the Business, vendors who performed services that were not solely utilized by the Business, or amounts for allocated, pooled or shared costs.

“Representatives” has the meaning specified in Section 6.7.

“Resolution Firm” has the meaning specified in Section 3.2.2.

“Resolution Period” has the meaning specified in Section 3.2.2.

“Retained Assets” has the meaning specified in Section 2.2.

“Returns” has the meaning specified in Section 4.12.1.

“Schedules” means the schedules delivered pursuant to this Agreement.

“SEC” has the meaning specified in Section 6.12.2.

“Seller” has the meaning specified in the introductory paragraph above.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by Seller or to which Seller makes or has made, or has or has had an obligation to make, contributions at any time.

“Seller Confidential Information” has the meaning specified in Section 6.10.

“Seller Indemnified Parties” means Seller and each of its Affiliates and each of their respective officers, directors, employees, agents, stockholders, members, and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned or licensed by Seller and used by Seller in the conduct of the Business, including all Intellectual Property listed on Schedule 2.1.8.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.

“Subcontractor Agreements” means those agreements with subcontractors listed on Schedule 2.1.2.

“Target Amount” has the meaning specified in Section 3.2.1.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which Seller may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Termination Date” has the meaning specified in Section 9.1.5.

“Transaction Documents” means this Agreement, the Seller Ancillary Documents and the Purchaser Ancillary Documents.

“Transferred Accounts Receivable” has the meaning specified in Section 2.1.3.

“Transferred Agreements” means the Customer Agreements, Subcontractor Agreements, Deployment Subcontracting Agreement, the Transferred Leases and any other Contracts included in the Transferred Assets.

“Transferred Assets” has the meaning specified in Section 2.l.

“Transferred Employees” has the meaning specified in Section 6.5.1.

“Transferred Intellectual Property” has the meaning specified in Section 2.1.8.

“Transferred Leases” means the Transferred Real Property Leases and the Transferred Personal Property Leases.

“Transferred Licenses” has the meaning specified in Section 2.1.10.

“Transferred Personal Property Leases” has the meaning specified in Section 2.1.6.

“Transferred Real Property Leases” has the meaning specified in Section 2.1.5.

“Transition Services Agreement” has the meaning specified in Section 7.1.6.

“Transition Services Agreement (Reverse)” has the meaning specified in Section 7.1.6.

“Unaudited 2005/2006 Statements” has the meaning specified in Section 4.5.

“Unaudited Balance Sheets” has the meaning specified in Section 4.5.

“Unaudited Financial Statements” has the meaning specified in Section 4.5.

“Unaudited Interim Balance Sheet” has the meaning specified in Section 4.5.

“Unaudited Interim Statements” has the meaning specified in Section 4.5.

“USERRA” has the meaning specified in Section 6.5.1.

“WARN Act” means the Worker Readjustment and Notification Act (29 USC § 2101).

“WFI Dual Use Contracts” means the Contracts of the Business that relate to the operations of Seller’s Wireless Networks Services Business, including services not solely related to the Business, as listed on Schedule 2.1.17.

Construction.  Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  All accounting terms not specifically defined herein will be construed in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE

2.1                                 Acquisition.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser will acquire from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, goodwill and rights of Seller primarily used in the conduct of the Business as of the

Closing Date of every type and nature, real or personal, tangible or intangible and wherever situated (other than the Retained Assets) (the “Transferred Assets”), free and clear of all Liens except for Permitted Liens and the Assumed Liabilities, and such Transferred Assets shall include, without limitation, the following:

2.1.1                                  all rights of Seller under the Contracts with customers of the Business (the “Customer Agreements”), including those listed on Schedule 2.1.1;

2.1.2                                  all rights of Seller under the Contracts with subcontractors of the Business (the “Subcontractor Agreements”), including those listed on Schedule 2.1.2;

2.1.3                                  all accounts and notes receivable (including billed and unbilled), checks, negotiable instruments and chattel papers of the Business (the “Transferred Accounts Receivable”), including those listed on Schedule 2.1.3;

2.1.4                                  the furniture, fixtures, equipment, supplies and other personal property used by Seller in the conduct of the Business (the “Property and Equipment”), including the property and equipment listed on Schedule 2.1.4;

2.1.5                                  office leases for the offices used by the Business listed in Schedule 2.1.5 (the “Transferred Real Property Leases”);

2.1.6                                  all rights in, to and under leases for personal property used in the conduct of the Business (the “Transferred Personal Property Leases”), including the personal property leases listed on Schedule 2.1.6;

2.1.7                                  all vehicles owned by Seller and used directly in the conduct of the Business and all rights in, to and under leases for all leased vehicles used directly by Seller in the conduct of the Business (collectively, the “Owned and Leased Vehicles”), including those listed on Schedule 2.1.7;

2.1.8                                  all Seller Intellectual Property (the “Transferred Intellectual Property”), including the Seller Intellectual Property listed on Schedule 2.1.8;

2.1.9                                  all performance and other bonds, security and other deposits, advances, advance payments, prepaid credits and deferred charges relating to the Business (the “Deposits and Advances”), including those listed on Schedule 2.1.9;

2.1.10                            all Licenses held by Seller and used in the conduct of the Business (the “Transferred Licenses”), including those Licenses listed on Schedule 2.1.10;

2.1.11                            all books, files, papers, correspondence, databases, information systems, programs, Software, copies of personnel files for Transferred Employees (provided the Transferred Employee at issue provides written authorization for the transfer of such files in accordance with applicable Law), documents, records and documentation thereof related to any of the Transferred Assets or the Assumed Liabilities, or used by Seller in the conduct of the Business, on whatever medium (the “Books and Records”), including those listed on Schedule 2.1.11, but excluding personnel files for Business Employees who are not Transferred Employees;

2.1.12                            all rights of Seller and its Subsidiaries under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or with third parties to the extent relating to the Business or the Transferred Assets (or any portion thereof);

2.1.13                            all rights of Seller and its Subsidiaries under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Seller and its Subsidiaries or to the extent affecting any Transferred Assets;

2.1.14                            all insurance policies, and all rights to insurance proceeds, in each case to the extent specified on Schedule 2.1.14;

2.1.15                            all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Seller Intellectual Property;

2.1.16                            all rights, claims and credits to the extent relating to any Transferred Asset or any Assumed Liability, including without limitation, any right to collect or enforce any Transferred Assets and all rights in any Actions to collect or enforce any Transferred Assets pending as of the Closing Date;

2.1.17                            all rights of Seller under the WFI Dual-Use Contracts with customers of the Business, including those listed on Schedule 2.1.17;

2.1.18                            all rights of Seller under the Deployment Subcontracting Agreements with customers of the Business, including those listed on Schedule 2.1.18;

2.1.19                            all rights of Seller under the New Lockbox to the extent established in accordance with Section 6.15; and

2.1.20                            the name “Wireless Facilities, Inc.” and all related Intellectual Property rights, including all trademark registrations.

2.2                                 Retained Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Seller will retain the following assets (the “Retained Assets”):

2.2.1                                  cash, cash equivalents (net of outstanding checks or overdrafts), bank accounts, liquid investments, pre-paid investments and marketable securities;

2.2.2                                  all of Seller’s Tax Returns, financial statements and books and records relating to Seller’s business that are not related to the Transferred Assets;

2.2.3                                  all claims and insurance recoveries relating to Seller’s business that are not related to the Transferred Agreements or Transferred Assets;

2.2.4                                  Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

2.2.5                                  all insurance policies (except to the extent specified on Schedule 2.1.14);

2.2.6                                  Seller’s corporate charter and qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation (provided that Purchaser shall be entitled to a copy of any such documentation related to the Transferred Assets);

2.2.7                                  copies of the corporate charters, qualifications to conduct business as a foreign corporation, taxpayer and other identification numbers, minute books, stock transfer books and other documents relating to the organization, maintenance and existence of the Business prior to the Closing Date;

2.2.8                                  all personnel records and other records that Seller is required by Law to retain in its possession;

2.2.9                                  any Deposits and Advances to the extent related to any Excluded Liability;

2.2.10                            all assets exclusively related to Seller’s Enterprise Network Services business segment (“ENS Segment”) and Seller’s Government Network Services business segment (“GNS Segment”) (but excluding any Transferred Assets, including those assets listed on Schedules 2.1.1 through 2.1.20), as each such business segment is described in the 2005 10- K;

2.2.11                            all rights of Seller under the Transaction Documents; and

2.2.12                            all assets set forth on Schedule 2.2.12.

2.3                                 Assumed Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume only the following Liabilities of Seller to the extent directly related to the Business (the “Assumed Liabilities”):

2.3.1                                  all Liabilities of Seller under the Transferred Agreements that arise out of or relate to the period from and after the Closing Date (which shall exclude any Liabilities in respect of a breach by or default of Seller accruing under any Transferred Agreement with respect to events occurring prior to Closing);

2.3.2                                  all Liabilities related to the Transferred Employees for which the Purchaser is responsible pursuant to Section 6.5, and all Liabilities incurred after the Leasing End Date (other than Liabilities arising from events occurring prior to the Leasing End Date) with respect to the Transferred Employees;

2.3.3                                  all other Liabilities reflected in the Actual Net Working Capital as of the Economic Effective Date (as determined in accordance with Section 3.2), except those Liabilities listed on Schedule 2.3.3; and

2.3.4                                  all Liabilities set forth on Schedule 2.3.4.

2.4                                 Excluded Liabilities.  Notwithstanding anything to the contrary herein or in any Schedule hereto, except as explicitly stated in Section 2.3 above, Purchaser shall not assume any Liabilities or have any responsibility with respect to any Liability of Seller or any of its Affiliates, whether arising before, on or after the Closing Date, and all such Liabilities (the “Excluded Liabilities”) shall remain the exclusive Liabilities of Seller and its Affiliates.

ARTICLE 3

CONSIDERATION FOR TRANSFER

3.1                                 Purchase Price.  The aggregate consideration for the transfer of the Transferred Assets shall be (a) an amount in cash equal to Twenty-Four Million Dollars ($24,000,000), as adjusted pursuant to this Article 3, and (b) the assumption of the Assumed Liabilities, as follows:

3.1.1                                  At the Closing, Purchaser shall deliver to Seller an amount equal to Eighteen Million Dollars ($18,000,000), as adjusted pursuant to this Article 3, minus the Estimated Economic Effective Amount (the “Closing Purchase Price”), in immediately available funds by wire transfer to an account of Seller designated by Seller by notice to Purchaser not later than two (2) Business Days prior to the Closing Date; and

3.1.2                                  In addition to the Closing Purchase Price, Purchaser agrees to pay to Seller up to Six Million Dollars ($6,000,000) on the terms and subject to the conditions of the Earnout Agreement.

3.2                                 Closing Purchase Price Adjustment Calculations.

3.2.1                                  Estimated Net Working Capital as of the Economic Effective Date.  No later than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a written estimate of the Net Working Capital as of the Economic Effective Date prepared in accordance with GAAP and in good faith from the books and records of Seller (the “Estimated Net Working Capital as of the Economic Effective Date”).  Purchaser shall review such written estimate and the parties shall resolve in good faith any disagreements concerning such estimate no later than two (2) Business Days prior to the anticipated Closing Date.  If the Estimated Net Working Capital as of the Economic Effective Date is less than Twenty-Four Million Seven Hundred Fifty Thousand Dollars ($24,750,000) (the “Target Amount”), the Closing Purchase Price shall be decreased by the amount of such difference.  If the Estimated Net Working Capital as of the Economic Effective Date is greater than the Target Amount, the Closing Purchase Price shall not be adjusted.  The amount equal to the lesser of (x) the Estimated Net Working Capital as of the Economic Effective Date and (y) the Target Amount, is referred to as the “New Target Amount.”

3.2.2                                  Net Working Capital Calculation; Purchaser’s Review.  Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Purchaser its calculations of the Net Working Capital of the Business as of the Economic Effective Date (the “Net Working Capital Calculation”).  Purchaser shall have a period of up to the greater of (i) sixty (60) days from the receipt of Net Working Capital Calculation and (ii) one hundred twenty (120) days from the Closing Date (the “Purchaser Review Period”), to review the Net Working Capital Calculation.  If as a result of such review, Purchaser disagrees with the Net Working Capital Calculation, Purchaser may object to the Net Working Capital Calculation by giving written notice to Seller setting forth the reasons for Purchaser’s objection and Purchaser’s proposed adjustments to Seller’s calculation (“Purchaser’s Objection”).  If Purchaser fails to object to the Net Working Capital Calculation within such period, Purchaser will be deemed to have conclusively agreed with and shall be bound by the Net Working Capital Calculation for the purposes of this Article 3, and the Purchase Price will be adjusted as set forth in Section 3.2 based on the Net Working Capital Calculation.  If Purchaser objects to the Net Working Capital Calculation, Seller and Purchaser shall confer in good faith for a period of up to thirty (30) days following the date of the Purchaser’s Objection (the “Resolution Period”) to attempt to reach agreement regarding such calculation.  If Seller and Purchaser are unable to reach agreement during the Resolution Period, then Seller and Purchaser shall confer in good faith for up to five (5) days to agree on a nationally recognized independent accounting firm, which shall not be the regular accounting firm of Purchaser or Seller (the “Resolution Firm”) to resolve the outstanding disagreement in accordance with the procedures set forth below; provided, however, that if the Parties cannot agree on a Resolution Firm, then each of Seller and Purchaser will select a nationally recognized accounting firm and the two firms selected by Seller and Purchaser will select the Resolution Firm.  The Resolution Firm will review the Net Working Capital Calculation and Purchaser’s Objection and make a final written determination of the Net Working Capital as of the Economic Effective Date calculated in accordance with the provisions of this Agreement, which determination shall be conclusive and binding on Seller and Purchaser, effective as of the date the Resolution Firm’s written opinion is received by Purchaser and Seller.  The Resolution Firm’s engagement shall be solely limited to determining the Net Working Capital as of the Economic Effective Date.  The Net Working Capital as of the Economic Effective Date, as finally determined pursuant to this Section 3.2.2, is referred to as the “Actual Net Working Capital as of the Economic Effective Date.”

3.2.3                                  Final Settlement.  If the Actual Net Working Capital as of the Economic Effective Date is less than the New Target Amount, then Seller shall, within five (5) Business Days of the date of final determination of the Actual Net Working Capital as of the Economic Effective Date, pay to Purchaser the amount of the difference between the New Target Amount and the Actual Net Working Capital as of the Economic Effective Date, together with interest on the amount of such difference at the rate of seven percent (7%) per annum from the Economic Effective Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser).  If the Actual Net Working Capital as of the Economic Effective Date is greater than the New Target Amount, then Purchaser shall, within five (5) Business Days from the date of final determination of the Actual Net Working Capital as of the Economic Effective Date, refund to Seller the amount, if any, equal to the lesser of (A) the difference between the Actual Net Working Capital as of the Economic Effective Date and the New Target Amount and (B) the

difference between the New Target Amount and the Target Amount (which amount will be zero (0) if the Purchase Price was not reduced pursuant to Section 3.2.1), together with interest thereon at the rate of seven percent (7%) per annum from the Economic Effective Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Seller may designate (or, in the absence of any such designation, by corporate check mailed to Seller).

3.2.4                                  Character of Payments.  Any payments made pursuant to this Section 3.2 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by Seller and Purchaser.

3.3                                 Economic Effective Adjustments.

3.3.1                                  Effective Time Statement.  Within fifteen (15) days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement and supporting schedules (the “Effective Time Statement”) setting forth (a) all of the cash received by Seller with respect to the Business during the Interim Period (collectively, the “Effective Time Receipts”) and (b) all Reimbursable Payments made by Seller or its Affiliates with respect to the Business during the Interim Period (collectively, the “Effective Time Payments”).  The “Net Effective Time Receipts” (which may be a positive or negative number) shall equal the amount determined by subtracting the Effective Time Payments from the Effective Time Receipts.

3.3.2                                  Purchaser’s Review; Resolution.  The Effective Time Statement shall be conclusive and binding on the parties unless Purchaser gives written notice of any objections thereto setting forth in reasonable detail the amounts in dispute and the basis for such disagreement (an “Effective Time Statement Objection Notice”) to Seller within sixty (60) days after its receipt of the Effective Time Statement.  If Purchaser delivers an Effective Time Statement Objection Notice as provided above, the parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.  If the parties are unable to resolve all disputes reflected in the Effective Time Statement Objection Notice, despite good faith negotiations, within thirty (30) days thereafter (the “Effective Time Statement Resolution Period”), then the parties will, within thirty (30) days after the expiration of the Effective Time Statement Resolution Period, submit any such unresolved disputes to the Resolution Firm.  Purchaser and Seller shall provide to the Resolution Firm all work papers and back-up materials relating to the unresolved disputes requested by the Resolution Firm to the extent available to Purchaser or its representatives or Seller or its representatives.  Purchaser and Seller shall be afforded the opportunity to present to the Resolution Firm any material related to the unresolved disputes and to discuss the issues with the Resolution Firm.  The determination by the Resolution Firm, as set forth in a notice to be delivered to Purchaser and Seller within thirty (30) days after the submission of the unresolved disputes to the Resolution Firm, shall be final, binding and conclusive on the Parties.

3.3.3                                  Final Settlement.  If the Net Effective Time Receipts is greater than the Estimated Economic Effective Amount, then Seller shall, within five (5) Business Days of the date of final determination of the Net Effective Receipts, pay to Purchaser the amount of the difference between the Estimated Economic Effective Amount and the Net Effective Time

Receipts, together with interest on the amount of such difference at the rate of seven percent (7%) per annum from the Economic Effective Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate (or in the absence of any such designation, by corporate check mailed to Purchaser).  If the Net Effective Time Receipts is less than the Estimated Economic Effective Amount, then Purchaser shall, within five (5) Business Days from the date of final determination of the Net Effective Time Receipts, refund to Seller the amount, if any, equal to the lesser of (A) the difference between the Net Effective Time Receipts and the Estimated Economic Effective Amount and (B) the Estimated Economic Effective Amount, together with interest thereon at the rate of seven percent (7%) per annum from the Economic Effective Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as Seller may designate (or, in the absence of any such designation, by corporate check mailed to Seller).

3.3.4                                  Character of Payments.  Any payments made pursuant to this Section 3.3 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by Seller and Purchaser.

3.4                                 Costs of Resolution Firm.   If a Resolution Firm is engaged pursuant to Section 3.2 or Section 3.3, Seller and Purchaser shall bear the fees and expenses of such engagement in equal proportions, and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

3.5                                 Cooperation.  Purchaser and Seller shall provide access to such documents and materials as reasonably requested by the other Party and shall reasonably cooperate with the other in order to determine the calculations set forth in this Article 3.

3.6                                 Allocation of Purchase Price.  The Purchase Price and any other consideration will be allocated among the Transferred Assets and the covenant not to compete set forth in Section 6.13 in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  The Parties agree that to the extent consistent with Section 1060 of the Code and the Treasury Regulations thereunder, the fair market value of the Transferred Assets shall be equal to the book value on the Closing Date.  Purchaser will prepare and deliver, not later than ten (10) Business Days following the final determination of Actual Net Working Capital as of the Economic Effective Date in accordance with Section 3.2, a schedule allocating the Purchase Price (and other relevant consideration) among the Transferred Assets.  Seller will within five (5) Business Days after receipt of such allocation schedule give written notice to Purchaser of Seller’s agreement or disagreement with the allocation set forth on such schedule (the “Allocation Notice”).  If Seller objects to the allocation set forth on Purchaser’s schedule, then Purchaser and Seller shall negotiate reasonably and in good faith to agree on a final allocation as soon as possible but in any event within ten (10) Business Days following the delivery of the Allocation Notice.  If and to the extent that the Parties are unable to agree on an allocation after such negotiation, the remaining issue(s) shall promptly be submitted to an independent accounting firm reasonably acceptable to the Parties, the fees of such accounting firm being borne equally by the Parties, for a binding determination of the final allocation.  None of the Parties hereto will file any Tax Returns, or Tax refund claims that are inconsistent with the final allocation (subject to any adjustments to the Purchase Price for Tax purposes), and the Parties shall timely file all IRS Forms 8594 (and state, local, and foreign analogues) and any amendments thereto consistently with such final allocation and any adjustments thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules attached to this Agreement, Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

4.1                                 Organization.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as now being conducted.  Seller is duly qualified or registered to transact business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the Business.

4.2                                 Authorization.  Seller has the full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings are necessary to authorize this Agreement or any Seller Ancillary Documents or for Seller to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and the Seller Ancillary Documents will be as of the Closing Date, duly executed and delivered by Seller and, assuming such Transaction Documents have been duly authorized, executed and delivered by the other Persons party thereto, do or will, as the case may be, constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3                                 Absence of Restrictions and Conflicts; Consents.  The execution, delivery and performance of this Agreement and the Seller Ancillary Documents by Seller, the consummation by Seller of the transactions contemplated by this Agreement and the Seller Ancillary Documents, and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents by Seller do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict in any material respect with, constitute a material breach of or default under, result in the loss of any material benefit under, permit the acceleration of any material obligation under, create in any party the right to terminate, modify, or cancel any material obligation, give rise to any material obligation of Seller or its Subsidiaries to make any payment under, give rise to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller or its Subsidiaries under (a) any term or provision of the charter documents of Seller, (b) any Contract or other agreement or instrument to which Seller is a party or is bound or to which any of the Transferred Assets is subject, (c) any Transferred Agreement or Transferred License, (d) any judgment, decree or order of any court or Governmental Entity by which any of the Transferred Assets are bound or (e) any Law or arbitration award applicable to the Transferred Assets.  Except as set forth on Schedule 4.3, the transactions contemplated by this Agreement and the other Transaction Documents will not constitute a change of control or assignment requiring the consent from or the giving of notice to a third party pursuant to any Contract involving the Business to which the Seller is a party.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Seller or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (x) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (y) any filings required under the rules and regulations of the Nasdaq Global Market.  Schedule 4.3 sets forth a true and complete list of each consent, notice, waiver, authorization or approval (each a “Consent”) of any Governmental Entity, or of any other Person, that is required in connection with (i) the execution and delivery of this Agreement or the Seller Ancillary Documents, (ii) the performance by Seller of its obligations hereunder and thereunder, (iii) the consummation of the transactions contemplated hereby or thereby or (iv) necessary to enable the Purchaser to conduct the Business after the Closing Date in substantially the same manner as the Business is being conducted as of the date hereof.

4.4                                 Title to Assets; Related Matters.  Except as set forth on Schedule 4.4, the Transferred Assets constitute all of the assets (whether real or personal, tangible or intangible) that are necessary and sufficient for Purchaser to conduct the operations of the Business after the Closing in accordance with Seller’s past practices.  Seller will convey to Purchaser at the Closing good and marketable title to the Transferred Assets, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities.  Seller is the beneficial owner of the Transferred Assets, other than the leased Transferred Assets, and has good and marketable title to such Transferred Assets, or, in the case of leased Transferred Assets, valid and enforceable rights to use such Transferred Assets, free and clear of all Liens except for Permitted Liens.  The Transferred Assets (a) are owned, licensed, leased or subleased by Seller and not any third party or Affiliate of Seller and (b) except for the Excluded Assets, include all of the assets, properties and rights that are used in the conduct of the Business.  All of the Property and Equipment and the Owned and Leased Vehicles are in a state of good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes presently used.  Since December 31, 2006, Seller has not sold, transferred or disposed of any assets used directly in the conduct of the Business, other than sales of inventory in the ordinary course of business.

4.5                                 Financial Information.  Attached as Schedule 4.5 are true and complete copies of the unaudited carve-out balance sheets of the Business on a stand-alone basis as of December 31, 2005 and 2006 (the “Unaudited Balance Sheets”) and the related statements of income and cash flow for the Business on a stand-alone basis for the years ended December 31, 2005 and 2006 (together with the Unaudited Balance Sheets, the “Unaudited 2005/2006 Statements”) and the unaudited carve-out balance sheet of the Business on a stand-alone basis as of April 25, 2007

(the “Unaudited Interim Balance Sheet”) and the related statement of income for the Business on a stand-alone basis for the months ended April 25, 2007 (together with the Unaudited Balance Sheet, the “Unaudited Interim Statements”; together the Unaudited Interim Statements and the Unaudited 2005/2006 Statements are referred to herein as the “Unaudited Financial Statements”).  The Unaudited Financial Statements are accurate and complete in all material respects and present fairly in all material respects the financial position of the Business on a stand-alone basis as of the respective dates thereof and the results of operations and cash flows of the Business on a stand-alone basis for the periods covered thereby.  The Unaudited Financial Statements have been prepared from the Seller’s books and records and in accordance with GAAP applied on a consistent basis throughout the periods covered.

4.6                                 Absence of Certain Changes.  Since the date of the Unaudited Interim Balance Sheet, Seller has operated the Business in the ordinary course of the business and consistent with past practice, and there have not been any events or circumstances that would reasonably be expected to have a Material Adverse Effect on the Business.  Since the date of the Unaudited Interim Balance Sheet, there has not been any action taken of the type described in Section 6.1, which, had such action occurred after the date hereof without Purchaser’s prior approval, would be in violation of Section 6.1. As of the date of this Agreement there have not been, and as of the Closing Date there will not be, any material changes to the balance sheet of the Business on a stand-alone basis from the Unaudited Interim Balance Sheet.

4.7                                 Absence of Undisclosed Liabilities.  The Business has no Liabilities other than: (a) those disclosed, reflected or reserved in the Unaudited Interim Balance Sheet; (b) those immaterial Liabilities (both individually and in the aggregate) incurred and accrued in the ordinary course of business consistent with past practice since the date of the Unaudited Interim Balance Sheet; and (c) those arising under any of the Transaction Documents.

4.8                                 Accounts Receivable; Accounts Payable.  To Seller’s Knowledge, the Transferred Accounts Receivable are (a)  valid and legally binding obligations of the account debtors enforceable in accordance with their terms, free and clear of all Liens, other than Permitted Liens, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent, except for warranty claims, discounts and returns in the ordinary course of business; and (b) a true and correct statement of the account for goods actually sold and delivered to, or for services actually performed for and accepted by, such account debtor. To Seller’s Knowledge, the Transferred Accounts Receivable are fully collectible, subject to (i) trade discounts provided in the ordinary course of business, (ii) any allowance contained in the Unaudited Interim Balance Sheet and (iii) with respect to the unbilled Transferred Accounts Receivable, the issuance of invoices to customers in accordance with the terms of the corresponding Customer Agreement; provided that Seller is not aware of any facts or circumstances that would cause such invoices not to be issued in accordance with the applicable Customer Agreements.  All reserves for doubtful accounts in the Unaudited Interim Balance Sheet reflect adequate reserves calculated in accordance with GAAP.  The accounts payable of the Business represent or will represent valid obligations arising from transactions actually made or services actually performed in the ordinary course of the Business in accordance with GAAP.

4.9           Legal Proceedings.  Except as set forth on Schedule 4.9, there are no material suits, actions, demands, claims, arbitration, mediation, proceedings or investigations (“Actions”) pending or, to the Knowledge of Seller, threatened against, relating to or involving the Business or that would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement or any Seller Ancillary Document.  Seller is not subject to any material judgment, decree, injunction, rule or order of any court or arbitration panel related to the Business that would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement or any Seller Ancillary Document.

4.10         Compliance with Law.  Except as set forth on Schedule 4.10, Seller is in compliance in all material respects with all Laws (including Environmental Laws and applicable Laws relating to the safety and health of employees), applicable to the Business.  Seller is not a party to or bound by any material order, judgment, decree, injunction, rule or award of any Governmental Entity that is applicable to the Business.  Seller has filed all material reports required to be filed with any Governmental Entity on or before the date of this Agreement.

4.11         Transferred Agreements.  Schedule 4.11 sets forth a true, correct and complete list of the following Contracts, including all addendums and amendments thereto, to the extent  related to the Business:

4.11.1         any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) and any agreement imposing a Lien on any of the assets of the Business;

4.11.2         any letters of credits, performance or other bonds, and guarantees;

4.11.3         any lease of  personal property providing for annual rentals of One Hundred Thousand Dollars ($100,000) or more, or any lease of real property;

4.11.4         all Contracts which limit or restrict in any material respect the Seller from engaging in the Business in any jurisdiction;

4.11.5         all Contracts for capital expenditures or the acquisition or construction of materials, supplies, goods, services, equipment or other assets that involve expenditures of more than One Hundred Thousand Dollars ($100,000);

4.11.6         all Contracts, including for this purpose all Seller Benefit Plans or any other plans, that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby which, as to all Persons covered thereby, the aggregate amount is in excess of Two Hundred Thousand Dollars ($200,000);

4.11.7         any agreement relating to the acquisition or disposition of the Business (whether by merger, sale of stock, sale of assets or otherwise);

4.11.8         all material joint venture or partnership Contracts or other Contracts providing for the sharing of any profits related to the Business;

4.11.9         all Master Services Agreements with customers currently in effect and not fully performed for the provision of goods or services with a value in excess of One Hundred Thousand Dollars ($100,000) and/or (ii) the top twenty (20) customers of the Business;

4.11.10       all Contracts requiring the Seller to indemnify another Person or to share in or contribute to the Liability of another Person or that include provisions that could obligate the Seller to pay liquidated damages;

4.11.11       all Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by the Seller involving more than Fifty Thousand Dollars ($50,000) over the term of the Contract other than Contracts entered into by the Seller in the ordinary course of business that provide for “incentive payments” or “incentive penalties” or similar payments;

4.11.12       all Contracts pertaining to Seller Intellectual Property;

4.11.13       all intercompany Contracts to which Seller is a party or to which Seller is otherwise bound and that will continue following the Closing Date;

4.11.14       all existing Contracts (other than those described in Sections 4.11.1 through 4.11.13) (a) involving an annual commitment or annual payment to or from the Seller of more than Two Hundred Fifty Thousand Dollars ($250,000); or (b) not made in the ordinary course of business that is significant to the Business.

The Transferred Agreements are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and, to Seller’s Knowledge, each other party to such Transferred Agreements, except (a) that this representation and warranty does not apply to provisions in those agreements that purport to waive a Lien right of any party or include a covenant not to compete and (b) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the Laws governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.  There are no existing material defaults or breaches of Seller under any Transferred Agreement (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) and, to the Knowledge of Seller, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Transferred Agreement.  Except as set forth on Schedule 4.11, Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Transferred Agreement or entry into any new material Contract applicable to the Business or the Transferred Assets.  Schedule 4.11 sets forth a list of all Transferred Agreements that by their terms require consent from the other party to the Contract for transfer or assignment contemplated by this Agreement.

4.12         Tax Returns; Taxes.

4.12.1         To the extent that failure to do so would reasonably be expected to have a Material Adverse Effect on the Business or materially and adversely impact Purchaser’s ownership of the Transferred Assets or operation of the Business, Seller has (a) paid all Taxes it is required to pay or has provided adequate accruals on its Unaudited Financial Statements for all Taxes it is required to be recorded and (b) filed on a timely basis all required federal, state, local and foreign returns, estimates, information statements and reports (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Transferred Assets or the Business, and such Returns are true, correct and complete in all material respect, prepared in accordance with applicable Laws.

4.12.2         There are no Liens with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable and fully reflected in, reserved for, or otherwise described in the Unaudited Financial Statements.

4.12.3         To the extent applicable to the Transferred Assets (a) no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (b) no adjustment relating to any Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any tax authority to Seller or any representative thereof; (c) no claim has ever been made by an authority in a jurisdiction where Seller does not file Returns that it is or may be subject to taxation by that jurisdiction; and (d) Seller has not executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment of collection of any Tax.  The transactions contemplated by this Agreement will not give rise to the assertion of any material additional Taxes against the assets of the Business.

4.13         Seller Benefit Plans.  Schedule 4.13 sets forth a true and complete list of each Seller Benefit Plan that currently provides for employee benefits or the remuneration of the Business Employees or the dependents of any Business Employee.  With respect to each Seller Benefit Plan identified on Schedule 4.13, Seller has heretofore delivered to Purchaser true and complete copies of the plan documents and any amendments thereto (or, if the plan is not written, a written description thereof), as reasonably requested by Purchaser.  All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Seller Benefit Plan with respect to the service of employees or former employees of Seller as of the Closing Date and all contributions for any period ending on or before the Closing Date that are not yet due have been made or have been accrued for in the books and records of Seller.  Except as set forth on Schedule 4.13, each Seller Benefit Plan has been administered and maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws, and neither the Seller nor, to the Knowledge of Seller, any “party in interest” or “disqualified person” with respect to the Seller Benefit Plans has engaged in a “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could result in any material liability to the Business under ERISA or the Code.  Purchaser shall not incur any Liability under any severance agreement, deferred compensation agreement, employment agreement, similar agreement, or Seller Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

4.14         Employees and Contractors.

4.14.1         Employees and Contractors.  No Business Employee has been granted the right to continued employment by Seller or to any compensation following termination of employment with Seller.  Seller has no Knowledge that any Business Employee or consultant of the Business (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any such Contractor.  Set forth on Schedule 4.14.1 is a complete and correct list of, and the Seller has provided to Purchaser true, correct and complete copies of all employment or severance or termination agreements and policies, plans, commitments or other Contracts, whether written or oral, accruing to the benefit of any Business Employee or Contractor.

4.14.2         Compensation.  Schedule 4.14.2 sets forth an accurate, correct and complete list, as of the date hereof, of all (a) Business Employees, including each Person’s name, title or position, office location, state of residence, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, date of hire, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (b) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors.”  None of the Persons performing services for the Business has been improperly classified prior to the Closing Date as being independent contractors or leased employees rather than employees, except to the extent that such misclassification will not result in a material liability to the Business.

4.14.3         Disputes.  Except as set forth on Schedule 4.14.3, there are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any Business Employee or group of Business Employees, except for claims, disputes or controversies that would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller has not suffered or sustained any work stoppage and, to Seller’s Knowledge, no such work stoppage is threatened.

4.14.4         Compliance with Laws.  Except as set forth on Schedule 4.14.4, Seller has complied in all material respects with all Laws related to the employment of the Business Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.  Seller has no material Liability under any Law related to employment of the Business Employees and attributable to an event occurring or a state of facts existing prior to the date thereof.

4.14.5         Unions.  Seller is not a party to any Contracts with any labor union or employee association nor has the Seller conducted negotiations with any labor union or employee association with respect to any future contracts.  The Seller is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of the Seller, and there is no existing or pending certification of any such union with regard to a bargaining unit.  Seller has performed and discharged in all material respects its obligations with respect to works councils and other staff representatives, staff representative bodies and institutions representing all or part of the Business Employees.

4.15         Intellectual Property.  Schedule 4.15 contains a list of all material Seller Intellectual Property, other than (a) commercial off-the-shelf Software having a cost of less than Five Hundred Dollars ($500) per seat or license and (b) standard form non-exclusive licenses with respect to Intellectual Property that is generally available and has a cost of less than Ten Thousand Dollars ($10,000) per year, specifying in each case whether such Seller Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller.   The Seller Intellectual Property listed on Schedule 4.15 together with all other Transferred Intellectual Property constitutes all of the proprietary rights necessary for and used in the lawful and efficient operation of the Business as currently conducted.  All Seller Intellectual Property is either owned by Seller free and clear of all Liens (other than Permitted Liens) or validly licensed by Seller, and the transactions contemplated hereby will not cause a material breach of or default or right of termination under any license to use any such Transferred Intellectual Property.

4.15.1         Seller has the right to bring actions for the infringement of its respective rights to the Seller Intellectual Property material to the operation of the Business.  The consummation of the transactions contemplated hereby will not (i) give rise to any right of termination or cancellation with respect to any license or other agreement to use, sell, license or dispose of the Seller Intellectual Property material to the operation of the Business or (ii) in any way impair any currently existing right of Seller to use, sell, license or dispose of or to bring any action for the infringement of any of the rights to such Intellectual Property material to the operation of the Business or any portion thereof.

4.15.2         (a) None of the former or present employees, officers or directors of the Seller holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property; (b) Seller does not license from any present or, to Seller’s Knowledge, former employees, officers or directors of Seller, any Seller Intellectual Property which is necessary for the Business; (c) except for agreements imposing an obligation on former or present employees, officers, directors, or independent contractors of Seller to keep the Seller Intellectual Property confidential or to assign to Seller any Seller Intellectual Property created, developed or conceived by any such Persons, the Seller is not a party to any employment contract, patent disclosure agreement or any other Contract with any employee of Seller relating to any Seller Intellectual Property, that grants such employee an ownership right in such Intellectual Property.

4.15.3         (i) The operation of the Business and the manufacture, marketing, use, sale, licensure or disposition of any Seller Intellectual Property material to the operation of the Business in the manner currently used, sold, licensed or disposed of by Seller does not and will not (A) violate any license or agreement between Seller and any third party; or (B) based, in part, on representations and warranties from third parties from whom such Seller Intellectual Property is licensed by Seller, infringe on the proprietary rights of any Person, nor has such an infringement been alleged within three years preceding the date of this Agreement (other than such as have been resolved); (ii) there is no pending or, to Seller’s Knowledge, threatened, claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any such Seller Intellectual Property in the manner in which currently used, sold, licensed or disposed of by Seller, nor is there a valid basis for any such claim or litigation, nor has Seller received any notice asserting that the proposed operation of the Business or the use, sale, license or disposition by Seller of any of the Seller Intellectual Property conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion in each case; and (iii)  none of the Seller Intellectual Property used in the conduct of the Business as currently conducted is being infringed by any Person and Seller has not asserted any claim of infringement, misappropriation or misuse within the past three (3) years.

4.16         Transactions with Affiliates.  To the Knowledge of Seller, no officer, director, advisor, stockholder, member or Affiliate of Seller, or any Person with whom any such officer, director, advisor, stockholder, member or Affiliate has any direct or indirect relation by blood, marriage or adoption, or any entity that is an Affiliate of any such person has any material interest in: (a) any Contract with Seller relating to the Transferred Assets; or (b) any loan or Contract for or relating to the Transferred Assets.  To the Knowledge of Seller, all material Contracts between Seller and any of its Affiliates have been disclosed in Schedule 4.16.

4.17         Customers; Suppliers.

4.17.1         Schedule 4.17.1 lists the ten (10) largest customers of the Business, determined on the basis of sales revenue, for the calendar year ended December 31, 2006 and for the four months ended April 25, 2007.  Seller has not received written notice or, to Seller’s Knowledge, oral notice that any customer listed on Schedule 4.17.1 intends to cease dealing with Seller, otherwise materially reduce the volume of business transacted by such Person with Seller, materially change the terms on which it does business with the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise), or otherwise is materially dissatisfied with the service Seller provides such Person.  Seller has no reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction.  There are no material disputes between the Business, on the one hand, and any such customer, on the other hand.

4.17.2         Schedule 4.17.2 lists the ten (10) largest suppliers of the Business, determined on the basis of payables, for the calendar year ended December 31, 2006 and for the four months ended April 25, 2007.  Seller has not received written notice that any supplier listed on Schedule 4.17.2 intends to cease dealing with Seller, otherwise materially reduce the volume of business transacted by such Person with Seller, materially change the terms on which it does business with the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Seller has no reason to believe that any such Person will cease to do business with Purchaser after, or as a result of, consummation of the Transaction.  There are no material disputes between the Business, on the one hand, and any such supplier, on the other hand.

4.18         Environmental Liability.   At all times prior to the Closing, except as disclosed on Schedule 4.18, Seller has complied in all material respects with all Environmental Laws related to the Business.  Seller has not received any notice, report, or information (including information that any Action is pending or threatened) of any material Liabilities, or any corrective, investigatory or remedial obligations, arising under Environmental Laws.  Seller holds all Material Permits, under Environmental Laws necessary for the conduct of the Business as presently being conducted.  To the Knowledge of Seller, no Hazardous Materials have been, or are currently, located at, in, or under or emanating from either any property currently or previously owned or operated by Seller and directly related to the Business in a manner which violates in any material respect any Environmental Laws.  No Hazardous Materials are required to be remediated by Seller or any of its Affiliates with respect to the Business.

4.19         Permits.  Seller has, and is in material compliance with, all Permits required to conduct the Business (“Material Permits”).  All the Material Permits are valid and in full force and effect.  There is not now pending, or to the Knowledge of the Seller, threatened, any action by any Person or by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Material Permits and, to the Knowledge of the Seller, there exist no facts or circumstances that would reasonably be expected to give rise to such action.  “Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any Governmental Entity used or held for use in the operation of the Business and all other rights and privileges granted by a Governmental Entity necessary to allow Seller to own and operate the Business without any violation of Law.  Except as set forth on Schedule 4.19, the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any Material Permit.

4.20         No Brokers.  Except as set forth on Schedule 4.20, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Seller or any Affiliate in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

4.21         Bank Accounts.  Schedule 4.21 sets forth a complete and accurate list of all bank accounts, lock boxes and safe deposit boxes relating to or used by the Business (including the name and address of each banking institution, mutual fund or stock brokerage firm where such account is located, the account numbers or box numbers relating thereto, and the name of each Person authorized to draw thereon or to have access thereto).  Except as set forth on Schedule 4.21, such bank accounts, lock boxes and safe deposit boxes are used exclusively in the operation of the Business.

4.22         Books and Records.  Seller with respect to the Business has made and kept its books and records in reasonable detail, and such books and records accurately and fairly reflect in all material respects the activities and transactions of the Business and are in the possession and control of Seller.

4.23         Real Property.  Seller does not own any real property used in the operation of the Business.  Schedule 4.23 sets forth (i) a list of all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, with respect to all real properties in which Seller has a leasehold interest, whether as lessor, sub-lessor, lessee or sub-lessee (each a “Lease” and, collectively, the “Leases”; the real property covered by the Leases under which Seller is a lessee or sub-lessee is referred to herein as the “Leased Real Property”), (ii) the termination date of each such Leased Real Property and (iii) the monthly rent or lease payment due for each Leased Real Property.

True and complete copies of all such Leases have been provided to the Purchaser.  All of the Leases are valid and in full force and effect, and Seller is not in default thereunder nor has any such breach been asserted.  Except as set forth on Schedule 4.23, none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.  Seller has, and immediately prior to the Closing will have, a valid leasehold interest in all Leased Real Property, free and clear of all Liens (other than Permitted Liens), and the transactions contemplated hereby will not cause a breach of or default or right of termination under any Lease.

4.24         Full Disclosure.  No representation or warranty or other statement made by Seller in this Agreement, the Schedules hereto, or otherwise in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. No representation or warranty or other statement made by Seller in the Seller Ancillary Documents will contain on the date delivered any untrue statement of a material fact, or will omit on the date delivered to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

5.1           Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2           Authorization.  Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by Purchaser’s Board of Directors and, no other corporate proceedings are necessary to authorize this Agreement or for Purchaser to consummate the transactions contemplated hereby.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by Purchaser and, assuming such Transaction Documents have been duly authorized, executed and delivered by the other Persons party thereto, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.3           Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Purchaser, (b) any Contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of its properties is bound or (d) any Law or arbitration award applicable to Purchaser, except in any case under clauses (b), (c) and (d) above, where, the loss, termination, breach, acceleration, modification or cancellation would not reasonably be expected to have a Material Adverse Effect on Purchaser, or to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Purchaser or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, and except where the failure to obtain such consent, approval, order, authorization or registration or the failure to make such declaration or filing would not reasonably be expected to have a Material Adverse Effect on Purchaser, or to materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.4           Legal Proceedings.  There are no suits, actions, claims, arbitration proceedings or investigations pending or, to Purchaser’s knowledge, threatened against, relating to or involving Purchaser before any Governmental Entity that would reasonably be expected to have a Material Adverse Effect on Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement.  Purchaser is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that would reasonably be expected to have a Material Adverse Effect on Purchaser.

5.5           Financial Capacity.  As of the Closing, Purchaser will have sufficient funds available to pay the Closing Purchase Price at Closing on the terms and conditions set forth in this Agreement.

5.6           Inspections; No Other Representations.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents; provided, however, that such inquiry and investigation shall not limit or vitiate any rights which Purchaser may have under this Agreement or any other Transaction Document.  Purchaser agrees to accept the Business in the condition it is in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement or any other Transaction Document.  Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or any other Transaction Document.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

6.1           Seller’s Conduct of the Business Prior to Closing.  From the date hereof until the Closing Date or the termination of this Agreement, Seller shall, and shall cause its Affiliates to, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Purchaser:

6.1.1           operate the Business in the ordinary course on a basis consistent with past practice and not enter into any agreement, transaction, Contract or activity or make any commitment with respect to the Business except those in the ordinary course of business and not otherwise prohibited under this Section 6.1;

6.1.2           use commercially reasonable efforts to preserve intact the goodwill of the Business, keep the Business Employees available to Purchaser, preserve the relationships and goodwill relating to the Business with customers, suppliers, Business Employees and others having business relations with Seller directly related to the Business, and continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

6.1.3           duly and timely file or cause to be filed all material reports and Returns relating to the Business required to be filed with any Governmental Entity;

6.1.4           not dispose of or permit to lapse any rights to the use of any Seller Intellectual Property;

6.1.5           not, except for the sale of inventory in the ordinary course of business, (a) sell or transfer any assets directly related to or used or held for use in the conduct of the Business, including any Transferred Assets, (b) grant, create, incur or suffer to exist any Liens other than Permitted Liens on the Transferred Assets, (c) incur any indebtedness, performance bonds, letters of credit, guarantees or any Liability relating to the Business or the Transferred Assets (absolute, accrued or contingent), (d) waive any material claims or rights relating to the Transferred Assets, or (e) enter into, amend, modify or terminate any material Contract related to the Business;

6.1.6           not increase in any manner the base compensation of any Business Employee, except for merit increases in the ordinary course of business or pursuant to the Contracts set forth on Schedule 6.1.6;

6.1.7           not pay or agree to pay any additional or increased benefits under any Seller Benefit Plan to any Business Employee, except in the ordinary course of business or pursuant to the Contracts set forth on Schedule 6.1.7;

6.1.8           not award any additional equity to any Business Employee, except to the extent Seller is contractually obligated to provide such equity award as of the date hereof or in the ordinary course of business;

6.1.9           not amend or terminate any written employment agreement or enter into any new written employment agreement with any Business Employee;

6.1.10         perform in all material respects all of its obligations under all Transferred Agreements, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any Transferred Agreement (except those being contested in good faith) and not enter into, assume or amend any Contract that is or would be a Transferred Agreement;

6.1.11         maintain in full force and effect insurance comparable in material respects in amount and scope of coverage to that now maintained by or on behalf of Seller and related to the Business;

6.1.12         not permit the Business to acquire any Person (whether by stock sale, merger or asset acquisition) or any material assets or properties;

6.1.13         not permit the Business to commit to make any capital expenditure that is in excess of $25,000, individually, or $100,000 in the aggregate;

6.1.14         not permit the Business to pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any Affiliate;

6.1.15         not permit the Business to change or make any material election in respect of Tax, adopt or change any accounting method in respect of Tax, file any material amendment to a Return, settle any claim or assessment in respect of Tax, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Tax;

6.1.16         not take any other action that would result in a material breach of any of the representations and warranties made by Seller in this Agreement;

6.1.17         not take any action in contravention of or that otherwise interfere or cause disruption to the Purchaser’s rights under the Transaction Documents; or

6.1.18         not authorize, or commit or agree to take, any of the foregoing actions which Seller is prohibited to take without Purchaser’s prior written consent, which consent will not be unreasonably withheld or delayed.

Seller shall keep records relating to the Business in accordance with GAAP applied on a basis consistent with prior periods and in accordance with past practice, and shall supply to Purchaser monthly reports relating to the Business, as soon as practicable (and no later than thirty (30) calendar days) after the end of each month, and such other documents (financial or otherwise) as Purchaser shall reasonably request.  Seller shall inform and consult with Purchaser regarding any significant developments or transactions proposed to be entered into relating to the Business prior to the earlier of the Closing or the Termination Date.  Purchaser acknowledges and agrees that: (i) nothing in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s operation of the Business prior to the Closing, (ii) prior to the Closing, each of Seller and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent the requirement of such consent would, upon written opinion of outside counsel, violate applicable antitrust Law.

6.2           Inspection and Access to Information.  From the date hereof to the Closing Date or until this Agreement is terminated as provided in Article 9, Seller shall (i) afford Purchaser, its advisors and representatives, upon prior written notice and in a manner that does not interfere with the normal business activities of Seller, reasonable access to all properties, assets, books, Contracts, Business Employees, customers, suppliers, agents, files and books and records of the Business and other information relating to the Transferred Assets and the Business as Purchaser reasonably requests, including permitting Purchaser, its advisors and representatives to make physical inspections of the Transferred Assets, Seller’s financial statements and the Books and Records and (ii) furnish promptly to the Purchaser all such information concerning the Business as the Purchaser may reasonably request; provided, however, that any information provided pursuant to this Section 6.2 shall be subject to the provisions of the NDA.

6.3           Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected as soon as practicable, but in any event on or prior to the Termination Date, in accordance with the terms of this Agreement and will cooperate fully with each other and their designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including promptly making their respective filings and submissions and taking all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that neither Party will have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could materially and adversely affect the Business or the transactions contemplated by this Agreement).  Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

6.4           Third Party Consents; Dual-Use Contracts.

6.4.1           Seller will use commercially reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties and give such notices to third parties, in each case that are required to consummate the transactions provided for herein and to keep in effect and avoid the breach, violation or termination of any material Contract, including the Consents listed on Schedule 4.3 (each, an “Assignment Consent”); provided, however, that reasonable efforts by Seller shall not include the payment of any amounts by Seller to any such third party.  If any Assignment Consents are not received on or before the Closing Date with respect to any material Contract (the “Nonassignable Assets”), Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of such material Contract as if the Assignment Consent had been obtained, including by granting subleases and establishing subcontracting arrangements.  To the extent permitted by applicable Law, in the event Assignment Consents cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  In no event will Purchaser be entitled to delay the Closing or terminate this Agreement due to Seller’s failure to obtain an Assignment Consent, except as set forth in Section 7.1.11 below.

6.4.2           From the date hereof and continuing after the Closing Date, the Parties will use their commercially reasonable efforts and shall cooperate with each other to (a) establish subcontracting arrangements by and between Purchaser and LLC International, Inc. to provide Purchaser with all of the benefits relating to the Business under the Contracts listed on Schedule 6.4.2 (the “LCC Dual-Use Contracts”), (b) establish subcontracting arrangements by and between Purchaser and LLC International, Inc. to subcontract the benefits other than those relating to the Business to LLC International, Inc. under the WFI Dual-Use Contracts, and (c) obtain any further written consents, agreements, amendments, assignments, transfers, waivers and authorizations from the customers who are parties to the LCC Dual-Use Contracts and WFI Dual-Use Contracts, as applicable, and any other third parties and give notices to third parties, in each case that are required to separate the benefits and services related to the Business from the benefits and services not related the Business under the LCC Dual-Use Contracts and WFI Dual-Use Contracts (such separation, a “Dual-Use Separation”).  The obligations under subsections (a) and (b) of this Section 6.4.2 shall be deemed satisfied with respect to any LCC Dual-Use Contract or WFI Dual-Use Contract, as the case may be, upon a Dual-Use Separation of such agreement.

6.5           Employee Matters.

6.5.1           Purchaser will lease from Seller all Business Employees set forth on Schedule 6.5.1 for the period (the “Leasing Period”) commencing on the Closing Date and continuing until the later of (i) sixty (60) days after the Closing Date or (ii) the last day of the month in which such sixty-day period ends (the “Leasing End Date”).  Purchaser agrees to offer employment to the Business Employees set forth on Schedule 6.5.1 who remain employed by the Business as of the Leasing End Date, on an “at will” basis commencing on the first day following the Leasing End Date, and otherwise subject to Purchaser’s standard conditions for new employment; provided, however, that any such Business Employee listed on Schedule 6.5.1 who is absent from work on the first day following the Leasing End Date, due to injury, disability or approved leave of absence, shall be offered employment hereunder effective upon such Business Employee’s return to active employment, if such Business Employee returns to active employment no later than (i) if on a short-term disability or on an approved leave of absence under the Family and Medical Leave Act of 1993, as amended (“FMLA”) or under the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the last day on which such Business Employee may return to work under the provisions of the applicable Seller short-term disability plan, FMLA or USERRA, or (ii) for all other approved leaves of absence including workers’ compensation leave, within six (6) months after the Leasing End Date.  Business Employees who accept such offers of employment from the Purchaser shall become employees of the Purchaser as of the first day following the Leasing End Date or, for Business Employees who are absent from work on the first day following the Leasing End Date due to, injury, disability or approved leave of absence, as of the date of their return to active employment as described in the previous sentence (the “Transferred Employees”).  Following the Leasing End Date, Purchaser shall provide or shall cause to be provided to all Transferred Employees compensation (other than equity-based compensation), employee benefits, and terms and conditions of employment that are substantially similar, in the aggregate, to those of the Seller as in effect immediately prior to the Closing Date.  Following the Leasing End Date, to the extent permitted by Law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with reasonable best efforts of Purchaser, each Transferred Employee shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Seller prior to the Closing.  Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Transferred Employee or the funding of any such benefit.  Purchaser will also cause all (A) pre-existing conditions and proof of insurability provisions, for all conditions that all Transferred Employees and their covered dependents have as of the Closing, and (B) waiting periods under each plan that would otherwise be applicable to newly hired employees to be waived in the case of clause (A) or clause (B) with respect to Transferred Employees to the same extent waived or satisfied under the Seller Plans; provided, however, that nothing in this sentence shall limit the ability of Purchaser from amending or entering into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Transferred Employees in a substantially similar manner as employees of Purchaser are treated.  Except as otherwise specifically provided herein, Seller shall retain, and Purchaser shall not assume, any employer or employment related obligations or Liabilities to the Transferred Employees arising before the date they become Transferred Employees.  Seller shall retain, and Purchaser shall not assume, all obligations and Liabilities relating to Business Employees who do not accept Purchaser’s offer of employment or who otherwise do not become a Transferred Employee pursuant to the terms of Section 6.5.1.  Subject to applicable Laws, on and after the Leasing End Date, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

6.5.2           As described above, to accommodate Purchaser’s need for additional time to transition the Business Employees set forth on Schedule 6.5.1 (the “Leased Employees”)  to Purchaser’s payroll and benefit plans, Seller agrees to remain the employer of record of the Leased Employees, to permit the Leased Employees to continue to participate in the Seller Benefit Plans on the same terms and conditions as in effect immediately before the Closing Date, and to lease said Leased Employees to the Purchaser pursuant to the Transition Services Agreement for the Leasing Period.  The Transition Services Agreement will provide for continued participation of the Leased Employees in the Seller Benefit Plans in accordance with the terms thereof.  The Leased Employees will cease to be covered by the Seller Benefit Plans as of the Leasing End Date.  Seller will be responsible for all benefits accrued and claims incurred under the Seller Benefit Plans prior to the Closing Date and during the Leasing Period, subject in all events to the terms of the Seller Benefit Plans and, except insofar as Purchaser is obligated to reimburse Seller for the costs, expenses and claims incurred under any Seller Benefit Plan as set forth in the Transition Services Agreement.  Purchaser will not have any obligation to provide, nor any Liability for, any benefits of any kind under any of the Seller Benefit Plans, nor will Purchaser assume any of the Seller Benefit Plans.

6.5.3           Except as otherwise set forth in the Transition Services Agreement, all vacation, sickness, leave, holiday and personal days accrued by Transferred Employees prior to the Leasing End Date shall be honored by Purchaser after the Closing to the extent included in Actual Net Working Capital as of the Economic Effective Date.  Thereafter Transferred Employees will be governed by the terms of Purchaser’s paid time off policies.

6.5.4           Purchaser shall not take any action which would subject Seller, or any of its Subsidiaries, to liability under the WARN Act and the regulations promulgated thereunder or under California Labor Code Sections 1400-1408 or the equivalent statutes under and other applicable state Law.

6.5.5           No provision of this Section 6.5 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Purchaser and no provision of this Section 6.5 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or any plan or arrangement which may be established by Purchaser or any of its Affiliates.

6.5.6           With respect to all employees actively employed by Seller and its Affiliates on the Closing Date and as of the Leasing End Date, Seller shall be solely responsible for all wages, salaries, medical and health benefits, earned incentives, bonuses and commissions, workers compensation claims and severance benefits incurred as a result of events occurring on or before or as a result of the Leasing End Date, subject to Purchaser’s reimbursement obligations, if any, set forth herein and in the Transitions Services Agreement.  Except as otherwise specifically provided in this Agreement, neither Purchaser nor any of its Affiliates shall assume any obligations under or Liabilities with respect to, and it shall not receive any right or interest in, any of the Seller Benefit Plans. Seller shall remain liable, under the continuation coverage rules of Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA (“COBRA”), with respect to group health benefits of Transferred Employees (and their qualified beneficiaries as defined in COBRA) in connection with any termination of coverage under Seller’s group health plans arising as a result of the transactions contemplated by this Agreement and the Transaction Documents.  Seller shall retain responsibility under the Seller Benefit Plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all claims made by the Transferred Employees and their eligible dependents to the extent the claims were incurred on or prior to the Leasing End Date, or arise with respect to events occurring on or prior to the Leasing End Date.  Effective as of the Leasing End Date, Seller shall cause the 401(k) plans in which Transferred Employees were eligible to participate immediately prior to the Leasing End Date to fully vest such employees’ accrued benefit through the Leasing End Date.

6.5.7           With respect to any Transferred Employees, Seller will cooperate with Purchaser and Purchaser’s agents to provide Purchaser the adequate payroll tax records required by federal and state agencies necessary for Purchaser to optimize federal and state payroll tax law relating to successor-in-interest transactions, including this Transaction. Such records shall include, but not be limited to, the following: (i) an executed release form granting permission to Purchaser and its agents to obtain quarterly payroll data from all states within which the Business was conducted by the Seller; (ii) when required by state taxing agencies, Seller will provide signed (or notarized signatures) necessary to grant permission for Purchaser to file for transfers of experience of payroll tax accounts in states which require a signed release by the predecessor Seller; (iii) Seller will provide Purchaser and its agents with most recent Annual 940 Report complete with part I and Part II (computation of tentative credits), and most recent years “tax rate notices” received from individual state agencies, (iv) Seller will provide copies of all Seller’s quarterly wage detail reports filed with individual state agencies in the calendar year through the Leasing End Date; (v) if Seller utilized an outside payroll tax administrator, then Seller grants Purchaser permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941, and Seller will provide Purchaser with a contact person at the payroll vendor.

6.6           Transfer Taxes and Matters; Expenses.  Seller will be responsible for any Taxes or recording fees payable as a result of the transactions provided for under Transaction Documents.  The Parties will cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding Taxes and all transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing Date.  Sellers will assign to Purchaser, and will cooperate with Purchaser to obtain any necessary approvals or consents to affect such assignment, any and all interests in, or rights to, any property tax abatements, incentive agreements, or other similar arrangements with any taxing authority related to the Business or the Transferred Assets to the extent allowed under applicable law.

6.7           No Solicitation or Negotiations.  Seller shall not nor shall it authorize or permit any of its officers, directors or employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (a) solicit, initiate, encourage or facilitate the submission of, an offer to acquire any material amount of the Business, all or substantially all of the Transferred Assets, or acquire the Seller or any of its Affiliates that would include all or substantially all of the Transferred Assets, pursuant to a merger, consolidation, asset purchase, stock purchase or other business combination transaction (an “Alternative Proposal”), or (b) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate knowingly the making of any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Proposal.  Seller shall promptly, but in any event within forty-eight (48) hours, advise Purchaser of the material terms of any Alternative Proposal and the identity of the Person making the Alternative Proposal.  Seller shall (and shall cause its Representatives to) immediately cease and cause to be terminated any discussions, activities, or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any of the foregoing.  Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement relating to the Business to which the Seller or any of its Subsidiaries is a party.

6.8           Non-Solicitation/Covenant Not to Hire.

6.8.1           Covenant Not to Hire.  Unless the Parties otherwise mutually agree in writing, Seller and its Affiliates agree that they will not, and will not permit their Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, (a) hire or attempt to hire, on any of their behalves or on behalf of any other Person, any Transferred Employee, (b) except as specifically provided in Section 6.8.2, cause, solicit, induce or otherwise encourage any Transferred Employee to leave the employ of Purchaser, or (c) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Business or its Subsidiaries and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship; provided, however, that this Section 6.8.1 shall not apply to Transferred Employees who have ceased to remain in service to Purchaser, as employees or consultants or otherwise, for 180 or more days and who were not caused, induced or encouraged by Seller to leave the employ of Purchaser .

6.8.2           Non-Solicitation.  Unless the Parties otherwise mutually agree in writing, the Parties agree that they will not, and they will not permit their Affiliates to, prior to the second anniversary of the Closing Date, in any manner, directly or indirectly, or by assisting others, solicit or attempt to solicit on any of their behalves or on behalf of any other Person any employee of the other Party or its Affiliates, except to the extent that Purchaser is permitted to continue to employ Business Employees as contemplated by Section 6.5 above; provided, however, that the provisions of this Section 6.8.2 will not apply to general solicitations of potential employees (e.g., general newspaper advertisements or website job postings) that are not specifically targeted to the employees of the other Party or otherwise intended to circumvent the provisions of this Section 6.8.2.

6.8.3           Injunctive Relief.  The Parties hereby agree that any remedy at law for any breach of the provisions contained in this Section 6.8 may be inadequate and that the non-

breaching Party will be entitled to seek injunctive relief in addition to any other remedy such Party might have under this Agreement.

6.9           Broker’s Fees.  Seller and Purchaser each agree to pay and hold the other Party harmless with respect to any fee due to any broker, finder or investment banker engaged by such Party in connection with the transactions contemplated by this Agreement.

6.10         Confidentiality.  Purchaser confirms that it has entered into the Confidentiality Agreement between Seller and an Affiliate of Purchaser dated as of March 8, 2007 (the “NDA”) and that it is bound by, and will abide by, the provisions of the NDA.  Effective upon, and only upon, the Closing Date, the NDA shall terminate and the Parties confidentiality obligations to each other shall be governed by this Section 6.10.  If this Agreement is terminated, the NDA will remain in full force and effect.  From and after the Closing Date, Seller shall not, and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Seller or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, any confidential information relating to the Business, including, methods of operation, customers, customer lists, products, prices, fees, costs, Intellectual Property, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters (the “Business Confidential Information”); provided, however, “Business Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) at the time of disclosure or thereafter is generally available to and known by the public or (ii) becomes available to Seller after the Closing Date on a non-confidential basis from a Person who is not bound by a confidentiality agreement with Purchaser, or is not otherwise prohibited from transmitting the information to Seller.  From and after the Closing Date, Purchaser shall not, and shall cause its Affiliates and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Seller, any confidential information relating to Seller’s business other than the Business Confidential Information (the “Seller Confidential Information”); provided, however, “Seller Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) at the time of disclosure or thereafter is generally available to and known by the public, (ii) was independently developed by Purchaser, (iii) was available to Purchaser on a non-confidential basis prior to disclosure by Seller, or (iv) becomes available to Purchaser on a non-confidential basis from a Person who is not bound by a confidentiality agreement with Seller, or is not otherwise prohibited from transmitting the information to Purchaser.  In the event disclosure of Business Confidential Information or Seller Confidential Information, as applicable, is required by applicable Law or in response to a valid order by a Governmental Entity, the disclosing Party shall not be considered to be in breach of this Section 6.10 for such disclosure provided that such disclosing Party (i) to the extent reasonably possible, provides the other Party with prompt notice of such requirement prior to making any disclosure so that such Party may seek an appropriate protective order, and (ii) uses commercially reasonable efforts to otherwise limit or prevent any such disclosure.  The Parties hereby agree that any remedy at Law for any breach of the provisions contained in this Section 6.10 may be inadequate and that the non-breaching Party will be entitled to seek injunctive relief in addition to any other remedy such Party might have under this Agreement.

6.11         Trademarks; Tradenames.  As soon as practicable after the Closing and in any event within 180 days following the Closing Date, Purchaser shall not, and shall not permit its Subsidiaries to, use any of the marks or names set forth on Schedule 6.11, and Purchaser and its Affiliates shall have a royalty-free license to use such marks or names during such period solely in connection with transitioning the Business to Purchaser.

6.12         Access.

6.12.1         Purchaser’s Access.  On and after the Closing Date, Seller will afford promptly to Purchaser and its accountants, attorneys, agents and representatives full and complete access to its properties, books, records, documents, employees, directors and auditors to the extent reasonably necessary or appropriate to permit Purchaser to (a) determine any matter relating to Purchaser’s rights and obligations hereunder or under any Transaction Document, (b) complete and/or initiate any and all financial audits necessary or appropriate for Purchaser’s business, operations and financial reporting purposes, (c) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings related to an Assumed Liability and arising from the operation of the Business prior to the Closing Date or to a third party (including Governmental Entity) complaint, audit, investigation, action or proceeding and (d) assist with the prompt collection and payment to Purchaser of the Transferred Accounts Receivables from the obligors thereto; provided, however, that any such access by Purchaser shall not unreasonably interfere with the conduct of Seller’s business.

6.12.2         Seller’s Access.  On and after the Closing Date, Purchaser will afford to Seller and its accountants, attorneys, agents and representatives full and complete access to the properties, books, records, documents, Transferred Employees, and auditors of the Business to the extent reasonably necessary or appropriate to permit Seller to (a) determine any matter relating to Seller’s rights and obligations hereunder or under any Transaction Document or to any period ending on or before the Closing Date, (b) complete and/or initiate any and all financial audits necessary or appropriate for the Seller’s business, operations and financial reporting purposes, and (c) respond to, prepare for, or defend itself against any third-party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal or arbitral proceedings, including any and all stockholder derivative and/or class action litigation, including In re Buy.com, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6323, In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH, In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No. 04CV1663-JAH and In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253, and inquiries and investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other Governmental Entities, whether or not in existence as of the Closing Date; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the Business; provided, further, that Seller may retain copies prior to Closing of such Books and Records as set forth on Schedule 6.12.2 that are reasonably necessary or appropriate to respond to, prepare for, or produce such properties, books, records and employees in connection with any existing third party or governmental investigation, inquiry, action, suit, proceeding, claim or threatened or actual legal proceeding or arbitration and Seller hereby acknowledges Seller’s continuing confidentiality obligations with respect to such Books and Records under the terms of this Agreement.  Without limiting the foregoing, Purchaser will provide reasonable cooperation with respect to issues relating to, arising under or resulting from Seller’s ongoing stockholder derivative and/or class action litigation and SEC investigation, including: (x) assisting in making the Transferred Employees reasonably available for deposition testimony; and (y) preserving and delivering original copies of, and providing reasonable access to, any and all properties, books, records, documents relating to the Business.  Seller shall be responsible for all reasonable out-of-pocket costs incurred by Purchaser and its Subsidiaries in complying with this Section 6.12.2, including attorneys’ and accountants’ fees, copying, delivery and telephone charges and shall provide Purchaser with reasonable compensation for the salary and benefits associated with Transferred Employees who devote a significant portion of any calendar year assisting Seller pursuant to this Section 6.12.2.

6.13         Covenant Not to Compete.  For a period of three (3) years following the Closing Date, Seller hereby agrees not to, either on its own account or in conjunction with or on behalf of any Person, carry on or be engaged, directly or indirectly, whether as a shareholder, director, employee, partner, agent, or otherwise, in the United States in the delivery of services, whether directly or as a subcontractor to an equipment vendor or any other Person or that is otherwise competitive with the Business as conducted, or as planned by Seller to be conducted, as of the Closing Date, including the deployment of infrastructure for first responders on a national scale; provided, however, Seller shall in no way be restricted from engaging in or carrying on such activities for Governmental Entities through WFI Government Services, Inc., a wholly-owned Subsidiary of Seller, in the same business as conducted as of the date hereof.  While the restrictions contained in this Section 6.13 are considered by the parties to be reasonable in all the circumstances for the protection of the interests of Purchaser, it is recognized that restrictions of the nature in question may fail for technical reasons and, accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.  The parties hereby agree that any remedy at Law for any of breach by Seller of any of the provisions contained in this Section 6.13 may be inadequate and that Purchaser will be entitled to seek injunctive relief in addition to any other remedy Purchaser may have under this Agreement.

6.14         Wireless Facilities Trademarks; Transfer of Intellectual Property.

6.14.1         Subject to Section 6.14.3, at or prior to the Closing, Seller shall, and shall cause its respective Affiliates, to deliver to Purchaser executed copies of any filings with any Governmental Entity (including the United States Patent and Trademark Office) or other Person necessary to effect the assignment and transfer to Purchaser of all rights, privileges and priorities provided under Law relating to (i) the Transferred Intellectual Property, (ii) the Intellectual Property rights in and to “Wireless Facilities” and any other derivation or variation thereof, and (iii) all related and associated Intellectual Property rights to “Wireless Facilities” (the “Patent and Trademark Filings”).  Seller shall be responsible for the payment of all charges, fees, taxes and tariffs, if any levied or payable in connection with such assignments and recordations and for the cost of all legal services in connection therewith.

6.14.2         Within thirty (30) days after the Closing Date, Seller shall, and shall cause its Affiliates, to make any necessary filings with any Governmental Entity or other Person and take any other action necessary to amend their respective organizational documents, other than those relating to WFI Government Service, Inc., and stock ticker symbol so that the name of Seller or its Affiliates does not contain “Wireless Facilities” or any derivative or variation thereof.

6.14.3         As soon as practicable after the Closing and in any event within 180 days following the Closing Date, Seller (a) shall, and shall cause its Affiliates, to make any necessary filings with any Governmental Entity or other Person and take any other action necessary to amend the organizational documents of WFI Government Service, Inc. so that the name of such entity does not contain “Wireless Facilities” or any derivative or variation thereof and (b) shall not, and shall not permit its Affiliates to, use any of the Trademarks or names containing “Wireless Facilities” or any derivative or variation thereof and Seller and its Affiliates shall have a royalty-free license to use such Trademarks or names during such period solely in connection with transitioning away from such marks.

6.14.4         With respect to any licenses for Transferred Intellectual Property that either require a consent to transfer the rights and benefits thereunder or give the licensor the right to terminate such license in each case as a result of the transactions contemplated hereby, then (i) if Seller is unable to obtain such consent to transfer within thirty (30) days after the Closing or (ii) the licensor terminates such license as a result of the transactions contemplated hereby, Seller shall, at its cost and expense, purchase a new license for such Transferred Intellectual Property for Purchaser and in any event indemnify Purchaser for any Liability incurred as a result of not having the right to use such Transferred Intellectual Property.

6.15         New Lockbox; Transferred Accounts Receivable.  Within five (5) Business Days of receipt of written request from Purchaser, Seller shall establish a lockbox (the “New Lockbox”) at a financial institution selected by Purchaser that is dedicated exclusively to the Business and shall redirect all payments with respect to the Business to the New Lockbox.  From and after the Closing, Purchaser shall have the right and authority to collect all Transferred Accounts Receivable and other related items and to endorse with the name of Seller or any of its Affiliates any checks or drafts received with respect to any Transferred Accounts Receivable or such other related items, to the extent any such checks, drafts or accounts receivable are in the name of Seller or any of its Affiliates.  Seller shall collect, deliver and pay over to Purchaser within three (3) Business Days any cash or other property received directly or indirectly by it or any of its Affiliates with respect to the Business and the Transferred Assets, including any amounts payable as interest; provided, however, that if Purchaser shall so request, Seller shall instruct the relevant third parties to pay the Transferred Accounts Receivable directly to Purchaser.

6.16         Letters of Credit; Performance Bonds.  From the date hereof and continuing after the Closing Date, Seller will timely and fully discharge and otherwise maintain all of Seller’s (i) outstanding letters of credit, performance bonds and other guarantees relating to the Business and (ii) obligations to establish and maintain any letters of credit, performance bonds and other guarantees as required under any of the Transferred Agreements.

6.17         Cooperation with Financing.  From the date hereof and continuing for a period of  ninety (90) days after the Closing Date, Seller shall provide, and shall cause its employees, personnel and advisors (including auditors) to provide, reasonable cooperation in connection with the Purchaser’s efforts to obtain financing for the transactions contemplated hereby, including (i) arranging for senior employees of the Business, prior to the Closing, to meet with Purchaser’s financing sources and providing such financing sources with such financial information regarding the Business as they may reasonably request, (ii) furnishing the Purchaser and its financing sources with financial and other pertinent information regarding the Business as may be reasonably requested by the Purchaser or its financing sources and (iii) entering into a subordination agreement or other documents reasonably requested by the Purchaser or its financing sources.

6.18         Lien Searches.  Promptly following the date hereof, Seller shall conduct a search for UCC-1 filings, federal and state tax Liens on file in the office of the Secretary of State of each State in which a filing would be required under applicable Law in order to perfect any Lien in any of the assets of the Business.  Seller shall deliver to the Purchaser before the Closing, a copy of the results of such search and shall cause any Liens in the assets of the Business that are identified through such search (other than Permitted Liens) to be terminated on or prior to the Closing Date at Seller’s sole cost and expense.  To the extent any such Liens are not terminated prior to the Closing and Purchaser waives the condition to closing contained in Section 7.1.4 with respect thereto, Seller shall continue to use commercially reasonable efforts, at Seller’s sole cost and expense, following the Closing to cause such Liens to be terminated.

ARTICLE 7

Conditions to Closing

7.1           Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

7.1.1           No Proceedings.  No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

7.1.2           Governmental Consents.  All material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made.

7.1.3           Representations and Warranties.  Each of the representations and warranties of Seller set forth in Article 4 that is qualified by materiality must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates) and each of the representations and warranties of Seller set forth in Article 4 that is not so qualified must have been true and correct in all material respects as of the date hereof and must be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates).

7.1.4           Performance of Obligations of Seller.  Seller must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Purchaser shall have received a certificate dated the Closing Date and signed by a duly authorized officer of Seller to the foregoing effect.

7.1.5           Opinion of Counsel.  Purchaser must have received from counsel to Seller an opinion in form and substance as set forth in Exhibit A, addressed to the Purchaser, and dated as of the Closing Date (the “Legal Opinion”).

7.1.6           Transition Services Agreements.  Seller must have executed and delivered to Purchaser a counterpart of the Transition Services Agreement, in substantially the form attached hereto as Exhibit B-1 (the “Transition Services Agreement”) and a counterpart of the Transition Services Agreement (Reverse), in substantially the form attached hereto as Exhibit B-2 (the “Transition Services Agreement (Reverse)”).

7.1.7           FIRPTA Certificate.  Purchaser shall have received a certificate, signed by Seller under penalties of perjury, substantially in the form attached hereto as Exhibit D, (the “FIRPTA Certificate”).

7.1.8           Secretary Certificate of Seller.  A certificate executed by the Secretary or any Assistant Secretary of Seller, dated the Closing Date, certifying as to (a) the good standing of Seller in its jurisdiction of organization, and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Seller.

7.1.9           Material Adverse Effect.  No event or events that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Business shall have occurred after the date of the Unaudited Interim Balance Sheet.

7.1.10         Employment Offer Letters.  75% of the Key Employees listed in Schedule 7.1.10 shall have executed and delivered to Purchaser employment offer letters with Purchaser (the “Employment Offer Letters”).

7.1.11         Consents.  Seller shall have delivered to Purchaser any Consent or any Assignment Consents listed in Schedule 7.1.11.

7.1.12         Patent and Trademark Filings.  Seller shall have delivered the Patent and Trademark Filings.

7.1.13         Earnout Agreement.  Seller must have executed and delivered to Purchaser the Earnout Agreement in the form attached hereto as Exhibit C.

7.2           Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

7.2.1           No Proceedings.  No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

7.2.2           Governmental Consents.  All material consents, approvals, orders or authorizations from, and all material declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable antitrust Laws, required to consummate the transactions contemplated by this Agreement shall have been obtained or made.

7.2.3           Representations and Warranties.  The representations and warranties of Purchaser set forth in Article 5 must have been true and correct in all respects as of the date hereof and must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties need only to be true and correct on and as of such specified date or dates), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), and Seller shall have received a certificate dated as of the Closing Date and signed by a duly authorized officer of Purchaser to the foregoing effect.

7.2.4           Performance of Obligations by Purchaser.  Purchaser must have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate dated the Closing Date and signed by a duly authorized officer of Purchaser to the foregoing effect.

7.2.5           Transition Services Agreements.  Purchaser must have executed and delivered to Seller the Transition Services Agreement and the Transition Services Agreement (Reverse).

7.2.6           Earnout Agreement.  Purchaser must have executed and delivered to Seller the Earnout Agreement in the form attached hereto as Exhibit C.

7.2.7           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Purchaser, dated as of the Closing Date, as to (a) the good standing of

Purchaser in its jurisdiction of organization and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Purchaser.

7.2.8           Guaranty.  Guarantor must have executed and delivered to Seller the Guaranty.

ARTICLE 8

Closing

8.1           Closing; Time and Place.  The closing of the transactions provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, at 10:00 A.M. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 7 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

8.2           Deliveries by Seller.  At the Closing, Seller shall (a) take all steps necessary to place Purchaser in actual possession and operating control of the Business and the Transferred Assets and (b) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

8.2.1           General Assignment and Bill of Sale.  General Assignment and Bill of Sale covering all of the applicable Transferred Assets, substantially in the form attached hereto as Exhibit E.

8.2.2           Assignment and Assumption Agreement.  Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit F (the “Assignment and Assumption”).

8.2.3           Officer’s Certificate.  A certificate executed by an authorized officer of Seller as to compliance by Seller with the conditions set forth in Section 7.1.3 and 7.1.4.

8.2.4           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Seller, dated as of the Closing Date, certifying as to (a) the good standing of Seller in its jurisdiction of incorporation, (b) the certificate of incorporation of Seller and (c) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Seller.

8.2.5           Transition Services Agreements.  The Transition Services Agreement and the Transition Services Agreement (Reverse).

8.2.6           FIRPTA Certificate.  The FIRPTA Certificate.

8.2.7           Employment Offer Letters.  The Employment Offer Letters.

8.2.8           Assignment Consents.  The Assignment Consents for each of the Contracts listed in Schedule 7.1.11.

8.2.9           Legal Opinion.  The Legal Opinion.

8.2.10         Patent and Trademark Filings.  The Patent and Trademark Filings.

8.2.11         Earnout Agreement. The Earnout Agreement.

8.2.12         Other Conveyance Instruments.  All other documents required to be entered into or delivered by Seller at or prior to the Closing pursuant to this Agreement or reasonably requested by Purchaser to consummate the transactions contemplated by this Agreement.

8.3           Purchaser Closing Deliveries.  On the Closing, Purchaser will deliver, or cause to be delivered to Seller the following:

8.3.1           Payment.  Payment of the Closing Purchase Price, as adjusted in accordance with Section 3.2.

8.3.2           Assignment and Assumption.  Documents evidencing the assumption of the Assumed Liabilities, including the Assignment and Assumption.

8.3.3           Officer’s Certificate.  A certificate of an authorized officer of Purchaser as to compliance with the conditions set forth in Sections 7.2.3 and 7.2.4.

8.3.4           Secretary’s Certificate.  A certificate executed by the Secretary or any Assistant Secretary of Purchaser, dated as of the Closing Date, as to (a) the good standing of Purchaser in its jurisdiction of incorporation and (b) the effectiveness of the resolutions required in order to authorize the execution, delivery and performance of this Agreement by Purchaser.

8.3.5           Transition Services Agreements.  The Transition Services Agreement and the Transition Services Agreement Reverse.

8.3.6           Earnout Agreement.  The Earnout Agreement.

8.3.7           Guaranty.  The Guaranty executed by Purchaser and Guarantor.

8.3.8           Other Instruments.  All other documents required to be entered into or delivered by Purchaser at or prior to the Closing pursuant to this Agreement or reasonably requested by Seller to consummate the transactions contemplated by this Agreement.

ARTICLE 9

Termination

9.1           Termination.  This Agreement may be terminated prior to the Closing as follows:

9.1.1           in writing by mutual consent of the Parties;

9.1.2           by Seller, by written notice from Seller to Purchaser, if Purchaser (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date which failure is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days after Seller has notified Purchaser in writing of its intent to terminate this Agreement by specifying the breach claimed and the corrective actions requested or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this Section 9.1.2 specifying the breach claimed and the corrective actions requested;

9.1.3           by Seller, by written notice to Purchaser, if the Closing has not occurred within ninety (90) days of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1.3 shall not be available to Seller if (a) all of the conditions to the obligations of Purchaser set forth in Section 7.1 have not been satisfied, or (b) Purchaser has not directly caused the failure of the Closing to occur on or prior to such date; provided, however, that the inability to pay the Closing Purchase Price at Closing shall be deemed to be a direct cause by Purchaser of the failure to close for purposes of this Section 9.1.3;

9.1.4           by Purchaser, by written notice from Purchaser to Seller, if Seller (a) fails to perform in any material respect any of its obligations contained in this Agreement required to be performed on or prior to the Closing Date which failure is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days after Purchaser has notified Seller in writing of its intent to terminate this Agreement by specifying the breach claimed and the corrective actions requested or (b) materially breaches before Closing any of its representations and warranties contained in this Agreement, which failure or breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) Business Days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this Section 9.1.4 specifying the breach claimed and the corrective actions requested; or

9.1.5           by Purchaser, by written notice to Seller, if the Closing has not occurred within ninety (90) days of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1.5 shall not be available if Purchaser’s failure to comply in any material respect with any obligation under this Agreement (including, without limitation, Purchaser’s inability to pay the Purchase Price on or prior to such date) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

9.2           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 9, except as provided in the following sentence, this Agreement will forthwith become void, the Parties shall have no obligations to each other and there will be no liability on the part of any Party to the other Party under this Agreement.  The provisions of Section 6.10 (Confidentiality), Section 11.1 (Notices), Section 11.2 (Amendment and Waivers), Section 11.3 (Expenses), Section 11.6 (Governing Law), Section 11.7 (Arbitration; Submission to

Jurisdiction; Consent to Service of Process), Section 11.12 (Attorney’s Fees), Section 11.14 (Public Announcements) and this Section 9.2, will survive any termination of this Agreement and the Parties will continue to be bound thereby.  Notwithstanding the provisions of the first sentence of this Section 9.2, nothing contained in this Agreement will relieve any Party from liability for any willful and intentional breach of this Agreement.

ARTICLE 10

Indemnification

10.1         Indemnification Obligations of Seller.  Seller will indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against and in respect of any and all Damages to the extent arising out of or relating to:

10.1.1         any Excluded Assets or Excluded Liabilities;

10.1.2         any breach of any covenant, agreement or undertaking made by Seller in this Agreement or any Seller Ancillary Documents;

10.1.3         any Liabilities arising from LCC International, Inc.’s breach of any covenant or agreement under a WFI Dual-Use Contract or a LCC Dual-Use Contract that occurred prior to the Dual-Use Separation of such WFI Dual-Use Contract or LCC Dual-Use Contract; or

10.1.4         any fraud or willful misconduct of Seller in connection with this Agreement or any Seller Ancillary Documents.

10.2         Indemnification Obligations of Purchaser.  Purchaser will indemnify and hold harmless Seller Indemnified Parties from, against and in respect of any and all Damages to the extent arising out of or relating to:

10.2.1         any Transferred Assets or Assumed Liabilities;

10.2.2         any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or any Purchaser Ancillary Documents;

10.2.3         any fraud or willful misconduct of Purchaser in connection with this Agreement or any Purchaser Ancillary Documents; or

10.2.4         the operation of the Business by Purchaser after the Closing Date, excluding any Liabilities to the extent arising from (a) any third party claims arising out of or based on facts and circumstances that occurred prior to the Closing Date and (b) the Excluded Liabilities or the Retained Assets.

10.3         Indemnification Procedure for Third Party Claims.  Promptly after receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any

Damages, such Indemnified Party will notify Purchaser or Seller, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, within ten (10) days after written notice delivered to the Indemnified Party, to assume full responsibility for any Damages (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party acknowledging and accepting its unqualified obligation to indemnify the Indemnified Party as provided hereunder.  If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then the Indemnifying Party will pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any audit, investigation, action or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party will have the right to participate in such matter and to retain its own counsel at the Indemnified Party’s own expense.  The Indemnifying Party will at all times use reasonable efforts to keep the Indemnified Party reasonably apprised of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

10.4         Settlement or Compromise.  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (a) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 10.3 or (b) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all Liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

10.5         Payment.  If an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party.  Such notice will specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, (i) if Purchaser is the Indemnifying Party, then Purchaser will pay to Seller immediately available funds in an amount equal to such claim as determined hereunder or (ii) if Seller is the Indemnifying Party, then Seller will pay to Purchaser in immediately available funds an amount equal to such claim as determined hereunder.

10.6         Other Provisions Concerning Indemnification.

10.6.1         Neither Party will be liable to the other Party for any incidental, special or punitive damages or similar items in connection with this Agreement; provided, however, that this limitation shall not apply to claims for Damages resulting from or arising out of fraud or willful misconduct on the part of either Party.  Notwithstanding the foregoing, nothing in this Section 10.6 is intended to limit the indemnity obligations of any Party pursuant to Article 10 with respect to third party claims.  Amounts paid by a Party pursuant to Section 3.2 (Closing Purchase Price Adjustment Calculations) will not be subject to the liability exclusion specified in this Section 10.6.

10.6.2         The right of each party to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations of the other party herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by such party with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation.

10.6.3         If an Indemnified Party is, in the reasonable judgment of such Indemnified Party, entitled to payment in respect of Damages pursuant to an insurance policy, then such Indemnified Party shall (a) first make a claim for coverage under such insurance policy in accordance with the terms of an applicable insurance policy and (b) use its reasonable efforts to recover such claims in accordance with the terms of such insurance policy; provided, however, that this Section 10.6.3 shall not apply in the event that the Indemnified Party would, in its good faith determination, be adversely affected by complying with the indemnification procedures of this Section 10.6.3.

10.7         Remedy.  Except for any equitable relief, including injunctive relief or specific performance, to which any Party hereto may be entitled, from and after the Closing, the indemnification rights provided in this Article 10 will be the sole and exclusive remedy of each Party hereto and each of their respective Affiliates and their officers, directors, employees, stockholders, agents or representatives with respect to this Agreement, and no Party shall be entitled to rescission of the Agreement; provided, however, the foregoing will in no way limit the rights of an Indemnified Party for any fraud or intentional misconduct by a Party in connection with this Agreement, the documents executed in connection herewith or the transactions contemplated hereby.

10.8         Character of Payments.  Any payments made pursuant to this Article 10 shall be consistently treated as adjustments to the Purchase Price for all Tax purposes by Seller and Purchaser.

ARTICLE 11

Miscellaneous Provisions

11.1         Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and will be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Seller:	Wireless Facilities, Inc.
Attention: James Edwards, Esq.
Bridge Pointe Corporate Center
4810 Eastgate Mall
San Diego, CA 92121
Phone: (858) 228-2000
Fax: (858) 523-5941

With a copy
(not constituting notice) to:	Morrison & Foerster LLP
Attention: Scott M. Stanton, Esq.
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
Phone: (858) 720-5100
Fax: (858) 720-5125

If to Purchaser:	Burgundy Acquisition Corporation
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention: Eva M. Kalawski, Esq., General Counsel
Phone:(310)712-1850
Fax: (310) 712-1863

With a copy
(not constituting notice) to:	Marc E. Kenny, A Professional Law Corporation
225 South Lake Avenue, Suite 1400
Pasadena, California 91101
Attention: Marc E. Kenny, Esq.
Phone:(626) 584-6025
Fax: (626) 584-6642

or to such other representative or at such other address of a Party as such Party may furnish to the other Party in writing.  Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile or email if receipt is confirmed, (c) on the first Business Day following timely delivery to a national overnight courier service or (d) on the fifth Business Day following it being mailed by registered or certified mail.

11.2         Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, and in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.3         Expenses.  Except as provided above or as otherwise expressly provided herein, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

11.4         Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, Purchaser may, without the consent of Seller, (i) assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Purchaser or all or substantially all of the assets of Purchaser; provided, however, that any assignment shall not be permitted to any Person listed on a United States government restricted party list, including (a) the U.S. Department of Commerce, BIS Denial Parties List, Entity List, and Unverified List, (b) the U.S. Treasury, Office of Foreign Assets Control Specially Designated Nationals Lists or (c) the U.S. Department of State, Directorate of Defense Trade Controls Debarred List and the Nonproliferation Bureau lists of proliferation sanctioned parties.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.5         Schedules and Exhibits.  The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

11.7         Arbitration; Submission to Jurisdiction; Consent to Service of Process.  If a dispute arises between the parties relating to the interpretation or performance of this Agreement, with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in New York, New York, before JAMS/ENDDISPUTE or its successor and pursuant to the JAMS Comprehensive Arbitration

Rules and Procedures in effect at that time, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All arbitrators must be knowledgeable in the subject matter at issue in the dispute.  The arbitrators shall make their decision in accordance with the terms of this Agreement and applicable Law.

Each party shall initially bear its own costs and legal fees associated with such arbitration and Purchaser and Seller shall split the cost of the arbitrators.

The decision of the arbitrators shall be final; provided, however, that if either party is dissatisfied with the decision of less than a unanimous decision of the panel of arbitrators, such dissatisfied party may appeal the final award in accordance with JAMS’ Optional Arbitration Appeal Procedures.  The final award from either a unanimous arbitration panel or the JAMS’ Appeal Procedures may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party.  The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, shall survive the expiration or termination of this Agreement for any reason.

The arbitrators shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.  The final award shall binding on the parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards (9 U.S.C. Section 1, et. seq.).

The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within Los Angeles, California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.1.

11.8         Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Except for the rights of the Seller Indemnified Parties and the Purchaser Indemnified Parties under Article 10, no provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.9         Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto, the other Transaction Documents, and the Nondisclosure Agreement by and between Seller and Purchaser collectively constitute the entire agreement between the parties with respect to the subject matter of hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, including, without limitation, the letter of intent previously executed by Seller and Purchaser.

11.10       Captions.  The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

11.11       Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.  Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

11.12       Attorneys’ Fees.  Subject to Section 11.7, should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).  The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

11.13       Construction.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document.  Each reference herein to a law, statute, regulation, document, agreement or contract will be deemed in each case to include all amendments thereto.  When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated.

11.14       Public Announcements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the parties will consult with one another regarding the timing and content of the initial public disclosure regarding this Agreement or the transactions contemplated hereby to the financial community, governmental entities, employees, customers or the general public and will use reasonable efforts to agree upon the text of any such announcement prior to its release. Until the parties have issued a press release announcing this Agreement in accordance with the preceding sentence, no party will issue any announcement or make any public statement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, except to the extent required by Law.  Notwithstanding the foregoing, after the initial announcement of the transactions contemplated hereby by the Parties, each Party may issue further press releases, tombstones and similar announcements without the consent of the other Party; provided that such announcement contains solely information that is consistent with the information contained in the initial announcement.

11.15       Continued Cooperation; Further Conveyances and Assumptions.  In connection with the continued operation of the Transferred Assets between the date hereof and the Closing Date, Seller will confer in good faith on a regular and frequent basis with Purchaser regarding operational matters and the general status of on-going operations of the Business.  Following the Closing, each of the Parties will, and will cause their respective Affiliates to, without further cost or expense to the other Party, execute, acknowledge and deliver to the other Party such information, documents, agreements and instruments of transfer, sale, conveyance and assignment, and take such further actions, as the other Party will reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement, to assure to the other Party the benefits of this Agreement, to transfer and convey to Purchaser all properties, assets, rights, titles, interests, remedies, powers and privileges of the Business, and to put Purchaser in actual possession and operating control of the Business and Transferred Assets.  To the extent the parties determine after the Closing that any of the Transferred Assets were not held by Seller and therefore were not transferred to Purchaser at the Closing, Seller shall cause the owner of such assets to transfer such assets to Purchaser without additional consideration and, upon request, to execute and deliver a bill of sale or other instrument of transfer evidencing such transfer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

BURGUNDY ACQUISITION CORPORATION,
a Delaware corporation

By:	/s/ EVA M. KALAWSKI
Name:	Eva M. Kalawski
Title:	Vice President & Secretary

SELLER:

WIRELESS FACILITIES, INC.,
a Delaware corporation

By:	/s/ JAMES R. EDWARDS
Name:	James R. Edwards
Title:	Senior VP and General Counsel

EXHIBIT A

FORM OF LEGAL OPINION OF SELLER’S COUNSEL

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT B-1

TRANSITION SERVICES AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT B-2

TRANSITION SERVICES AGREEMENT (REVERSE)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT C

EARNOUT AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT D

FIRPTA CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT E

GENERAL ASSIGNMENT AND BILL OF SALE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

EXHIBIT G

GUARANTY

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.